UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Boulder Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Boulder Brands, Inc.
1600 Pearl Street, Suite 300
Boulder, Colorado 80302

To Stockholders:

You are cordially invited to attend the Boulder Brands, Inc. annual meeting of stockholders at 10:00 A.M. local time on Thursday, May 22, 2014, at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the attached proxy card by mail. Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

April 7, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders:

The 2014 annual meeting of stockholders of Boulder Brands, Inc. (the “Company” or “Boulder Brands”) will be held at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, on Thursday, May 22, 2014, beginning at 10:00 A.M. local time. At the meeting, the holders of the Company’s outstanding common stock will be asked to:

(1)	elect the three director nominees named in the attached proxy statement to serve a three-year term and until their successors have been elected and qualified;
(2)	approve, on an advisory basis, our named executive officer compensation, which is often referred to as a “say-on-pay” vote;
(3)	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and
(4)	transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on March 31, 2014 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. We encourage you to provide instructions to your broker regarding the voting of your shares. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes
Chairman and Chief Executive Officer

April 7, 2014

i

1600 Pearl Street
Suite 300
Boulder, Colorado 80302

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2014

PROXY STATEMENT

The board of directors (“Board” or “Board of Directors”) of Boulder Brands, Inc. (the “Company” or “Boulder Brands”) is soliciting proxies from the Company’s stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 22, 2014, beginning at 10:00 A.M. local time at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, and at any postponements or adjournments. This proxy statement contains information related to the annual meeting. This proxy statement, the accompanying proxy card and the Company’s annual report on Form 10-K are first being sent to stockholders on or about April 7, 2014.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2014 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 31, 2014, the record date for the meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide to our stockholders in this proxy statement.

How may I obtain Boulder Brands’ 10-K and other financial information?

A copy of our 2013 annual report on Form 10-K is enclosed.

This proxy statement and our 2013 annual report are also available online at: www.proxyvote.com. Stockholders can also access our other filings with the SEC on our website at www.boulderbrands.com.

Stockholders may request another copy of our 2013 annual report or proxy statement, free of charge, from:

Boulder Brands, Inc.
Attn: Corporate Secretary
1600 Pearl Street
Boulder, CO 80302
(201) 568-9300

We will also furnish any exhibit to our Annual Report on Form 10-K that we filed with the SEC on February 27, 2014, if specifically requested, for a nominal fee.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 31, 2014, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each of the proposals to be considered at the meeting for each outstanding share of Boulder Brands common stock you owned as of the record date. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. A quorum based on the number of shares outstanding as of March 27, 2014 would be 30,395,990 shares of common stock, representing the same number of votes.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for its 2014 annual meeting of stockholders to the bank, broker or other nominee that holds your shares on your behalf, and they have the responsibility to send these proxy materials to you. Please refer to the voter instruction cards provided by your bank, broker or other nominee for specific instructions on methods of voting. You must either direct the bank, broker or other nominee of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. If you do not provide your bank, broker or nominee with instructions on how to vote your “street name” shares, your bank, broker or nominee will not be permitted to vote them on proposals that are considered non-routine (a broker “non-vote”).

Non-Routine Proposals.  The election of directors (Item 1) and the advisory vote on the compensation of named executive officers (Item 2) are non-routine items and may not be voted on by your bank, broker or other nominee without your specific voting instructions.

Routine Proposals.  The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 (Item 3) is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Shares subject to a broker “non-vote” with respect to a proposal will not be considered for purposes of determining whether or not that proposal is approved.

We urge you to vote by returning the enclosed proxy card if you are a holder of record of your shares or by providing voting instructions to your bank, broker or other record holder if you hold your shares in “street name” even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present, or represented by proxy, for us to hold the meeting.

Your shares will be voted as you indicate. If you return the proxy card or voting instruction card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. For shares for which you are the holder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and request to revoke your previously submitted proxy, although attendance at the meeting will not by itself revoke a previously submitted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902, to aid in the solicitation of proxy materials for an estimated fee of $7,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Election of Directors (Item 1).  In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Advisory Vote on Executive Compensation (Item 2).  In this advisory vote, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Because your vote on this proposal is advisory in nature, it will not be binding on the Company. However, the Board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

Ratification of the Company’s Public Accounting Firm (Item 3).  On this proposal, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

With respect to each of the proposals (other than the election of directors), abstentions will have the same effect as a vote against the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Current Report on Form 8-K that will be filed by the Company with the SEC within four business days of the annual meeting.

How may I obtain a copy of Boulder Brands’ bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the annual meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker, or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation provides that the number of directors will be neither fewer than two nor more than ten with the actual number being fixed from time-to-time by resolution of the Board. The authorized number of directors as of the date of this proxy statement is seven. In 2013, Benjamin D. Chereskin was appointed as a director of the Company upon the recommendation of the Board’s Governance and Nominating Committee to fill the vacancy created by increasing the Board’s size to eight members. Subsequently, William E. Hooper resigned as a director of the Company effective as of December 31, 2013. The Board then took affirmative action to reduce the size of the Board to seven members. Mr. Hooper remains an employee of the Company.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Messrs. Gerald J. “Bud” Laber, James B. Leighton and Benjamin D. Chereskin, three of our current directors, are the only individuals that our Board has nominated for election to the Board at this 2014 annual meeting. Messrs. Laber, Leighton and Chereskin’s term as a director will expire at the 2014 annual meeting. Directors elected at the 2014 annual meeting will hold office for a three-year term expiring at the annual meeting in 2017 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the three persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee should for any reason become unavailable to serve prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the seat vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees.

Director Qualifications

Our directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to our stockholders. The Governance and Nominating Committee reviews with the Board the requisite experience, qualifications, skills and characteristics for board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account other board members and the specific needs of the Company and the Board. The goal of this process is to assemble a group of board members with varied experience, sound judgment, and commitment to the Company’s success. The director biographies below include a non-exclusive list of key experiences and qualifications that the board and the Governance and Nominating Committee considered in concluding that the individual should serve as a director of the Company.

CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2017:

Benjamin D. Chereskin Age 55	Benjamin D. Chereskin has been a member of our Board of Directors since October 2013 and is a member of our Finance Committee and our Governance and Nominating Committee. Mr. Chereskin founded Profile Management LLC (“Profile Management”), an investment management firm, in 2009 and has served as its president since that time. Mr. Chereskin is also a co-founder, and from 1993 until 2009 was a managing director and member, of Madison Dearborn Partners, LLC (“MDP”), a private equity investment firm, where he led the firm’s consumer investment practice. Prior to co-founding MDP, Mr. Chereskin held various positions with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the Board of Directors of CDW Corporation (where he is a member of the Audit Committee) and Cinemark, Inc. (where he serves as the chair of the Strategic Planning Committee).
Additionally, Mr. Chereskin serves as Chairman of KIPP: Chicago, an education-based non-profit organization, and as a Trustee of The University of Chicago Medical Center. Mr. Chereskin holds an MBA from The Harvard Graduate School of Business Administration and an A.B. from Harvard College.
Given his background in private equity, corporate finance and corporate mergers and acquisitions, as well as his experience in the food and beverage industry, Mr. Chereskin brings a unique and valuable perspective to the development and implementation of the Company’s overall business strategy, including its focus on growth through strategic acquisitions, and significant experience in compensation-related matters.
Gerald J “Bud” Laber Age 70	Gerald J. “Bud” Laber has been a member of our Board of Directors since June 2005. He is a member of our Governance and Nominating Committee and chairs both our Compensation Committee and our Audit Committee. Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000, and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Currently, Mr. Laber (i) has been on the Board of Directors and Chair of the Audit Committee of Scott’s Liquid Gold since February 2004; (ii) has been on the Board of Directors, Chair of the Audit Committee and a member of the Compensation Committee of Allied Motion Technologies, Inc. since November 2010; (iii) served on the board of directors of QUALSTAR Corporation from May 10, 2013 until June 28, 2013, and (iv) was on the board of directors and served as chair of the audit committee of two companies that are no longer public reporting companies. He served as president of The Catholic Foundation of Northern Colorado from January 2008 until November 2012. Formerly, Mr. Laber (i) served on the Board of Directors and as Chair of the Audit Committee of Spectralink Corporation from April 2004 to March 2007, and (ii) served on the Board of Directors and Audit Committee of Applied Films Corporation from July 2004 to July 2007 (Audit Chair from October 2005 to July 2007). Each of these companies is, or was, publicly traded. Mr. Laber holds a BSBA in accounting from the University of South Dakota and is a member of the board of trustees of the University of South Dakota Foundation.
As a result of these professional and other experiences, Mr. Laber is able to provide key assistance to the Board and its Audit Committee in overseeing the Company’s accounting and financial reporting responsibilities.

James B. Leighton Age 58	James B. Leighton has been a member of our Board of Directors since August 2007 and is a member of the Board’s Finance Committee. Mr. Leighton was appointed as the Company’s chief operating officer on October 7, 2013. Prior to his appointment as chief operating officer, Mr. Leighton served as the Company’s independent lead director, as chairman of the Board’s Governance and Nominating Committee and as a member of the Audit Committee and Compensation Committee. Prior to his appointment as the chief operating officer, Mr. Leighton served as president of Perdue Foods, a large privately-held food and protein company, since 2009. From 2006 to 2009, Mr. Leighton served as Perdue Foods’ senior vice president of operations and supply chain. From 2002 to 2006, Mr. Leighton served as the senior vice president of operations of ConAgra Foods, Inc., one of the largest food companies in the United States. He has also held senior level management and executive positions with Celestial Seasonings, The Hain-Celestial Group, and Nabisco. He was founder and CEO of National Health Management Inc.
Mr. Leighton holds a BA in business administration and industrial relations from the University of Iowa and an MBA from Keller Graduate School of Management, where he also taught graduate students Leadership and Organizational Behavior. Mr. Leighton serves on the non-profit Foundation and Corporation Boards for Atlantic General Hospital and is the creator and author of FIT — Unleashing the Power of Fully Integrated Teams.
Mr. Leighton’s entrepreneurial, operations, general management and manufacturing experience within foodservice, retail, and international channels provides him with a broad perspective on our Company’s operations and allows him to be a key contributor to the Board’s oversight of the Company’s business. In addition, Mr. Leighton’s extensive experience with commodity supply businesses serves as an important resource to the Board, and Mr. Leighton has greatly assisted the Company in developing its strategic plan.

Required Vote:

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Directors Not Standing for Election in 2014:

The directors in classes whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2015:

R. Dean Hollis Age 53	R. Dean Hollis has been a member of our Board of Directors since July 2011 and our independent lead director since September 2013. He is also a member of our Audit Committee and our Governance and Nominating Committee. Mr. Hollis has more than 35 years of business experience across food, retail, and consumer product companies. Currently, he is a senior advisor for Oaktree Capital Management, an $85 billion investment firm. In addition, he oversees several privately held investments and serves on several boards, including Advance Pierre Foods, Diamond Foods, Inc., and Landec Corporation. Mr. Hollis currently serves as Chair of the Advance Pierre Foods board and Chair of Landec Corporation’s Compensation Committee. Until 2008, Mr. Hollis was with ConAgra Foods, Inc. where for 21 years he held many executive-level positions, including president and chief operating officer, consumer foods and international. In that role, Mr. Hollis developed and executed a worldwide business transformation strategy while overseeing the largest part of the ConAgra Foods, Inc. portfolio, including its $12 billion consumer and customer branded businesses across all channels. Prior to joining ConAgra Foods, Inc., Mr. Hollis was with the TreeSweet Companies where he held management positions in both sales and marketing. He began his career in the consumer products division of Georgia-Pacific, where he spent four years advancing through a variety of sales management positions. He holds a BS in psychology from Stetson University, where he is on the Board of Directors and received the Distinguished Alumni Award in 2005.
As indicated above, Mr. Hollis has held key management positions at companies in the packaged food and consumer products industries and also has considerable board experience. Drawing on these experiences in combination with his financial literacy, Mr. Hollis is an important contributor to the development of the Company’s business and growth strategy and to the oversight of its corporate governance, as well as its accounting and financial reporting processes and requirements. Mr. Hollis has greatly assisted the Company in developing its strategic plan.
Thomas K. McInerney Age 67	Thomas K. McInerney has been a member of our Board of Directors since July 2011. He is a member of our Finance and Compensation Committees, and chairs our Governance and Nominating Committee. Mr. McInerney has more than 25 years of business experience in the beverage industry, across management, sales, marketing, and finance. Since 1996, Mr. McInerney has been a managing partner of Lindsey & Company, an executive search firm. Previously, he was vice president and general manager of the largest division of Tropicana Dole North America. Mr. McInerney was also the executive vice president of marketing for the House of Seagram, the U.S. spirits affiliate of Joseph E. Seagram and Sons, Inc. Mr. McInerney was employed by the Seagram Corporation for 20 years. He began his career with National Distillers and Chemical Corporation where he held a number of sales, market research, and product management assignments. Mr. McInerney is a former member of the board of directors of 6 Figure Jobs.com, the National Advertising Review Board, the Traffic Audit Bureau, and the Association of National Advertisers. He holds a BA in political science from Villanova University and served as a Marine officer in Vietnam.

Mr. McInerney’s significant experience in all aspects of the consumer goods industry makes him an indispensable resource to our Board and management. In addition, Mr. McInerney’s experience as an executive search consultant provides the Company with expertise in the identification, assessment, and selection of executive talent, as well as expertise with compensation-related issues.

DIRECTOR NOMINEES FOR THREE YEAR TERMS THAT WILL EXPIRE IN 2016:

Stephen B. Hughes Age 59	Stephen B. Hughes, a co-founder of Boulder Brands, Inc. (formerly, Smart Balance, Inc.), has been our chairman of the Board, chief executive officer, and a director since our inception in May 2005. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land O’Lakes, and Marie’s. Mr. Hughes holds a BA in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago.
Over his career, Mr. Hughes has held a number of leadership positions in the consumer packaged goods and foods industries. His proven leadership experience and track record developing brands in the health and wellness sector make him uniquely qualified to serve in his role as Chairman of the Board and CEO.
James E. Lewis Age 65	James E. Lewis has been a director of the Company since our inception in May 2005 and served as our vice chairman until May 14, 2007. He is a member of our Audit and Compensation Committees and Chairman of our Finance Committee. Mr. Lewis has more than 40 years of financial and business experience in the mining, commodity trading, financial services, and food industries. For the last 20 years, he has been an entrepreneur in these industries and has been actively involved in starting, buying, building, operating, managing, financing (including IPOs), selling, merging, restructuring, consolidating and liquidating companies. Before that, Mr. Lewis held various executive financial positions in the coal and uranium mining industry and was in public accounting with Arthur Andersen. Mr. Lewis is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He holds a BBA in accounting from Texas Tech University.
Mr. Lewis’ extensive entrepreneurial experience in various industries provides a unique perspective and contribution to our Board of Directors. In addition, Mr. Lewis has a strong background in both accounting and the food industry, as well as significant experience in finance, capital markets, and mergers and acquisitions, which provide Mr. Lewis with a unique ability to contribute to our Board of Directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors and Committees

The Board held 13 meetings during 2013. Directors are expected to attend Board meetings and meetings of committees for which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 39 meetings during 2013. All directors are invited to all quarterly committee meetings, whether or not they serve on the committee, and generally, for informational and efficiency purposes, all in attendance for the committee meetings attend the specific meeting for each committee. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which the director served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend the annual meeting of stockholders; however, all directors and director nominees are encouraged to attend and the annual Board meeting is scheduled on the same day and in the same location as the annual meeting of stockholders so that our directors are able to attend both. All of our directors attended the 2013 annual meeting of stockholders.

Director Independence

Rules of the Nasdaq Global Market, in which our stock is traded, require that the Board be comprised of a majority of “independent directors.” Currently 5 of 7 (approximately 71%) of the directors are independent. In determining the independence of our directors, the Board considers the criteria specified by Nasdaq regarding independence generally, and for the audit and compensation committees, takes into account the additional standards applicable to directors serving on those committees.

Based upon the information submitted by each of its directors, and following the recommendation of the Governance and Nominating Committee, the Board has determined that the following directors are independent: Benjamin D. Chereskin, R. Dean Hollis, Gerald J. “Bud” Laber, James E. Lewis and Thomas K. McInerney. In addition, the Board had determined that James B. Leighton was independent prior to his appointment as chief operating officer of the Company on October 7, 2013.

In order to create a supermajority of independent directors, in 2013 the Board approved an increase in the size of the Board from seven to eight directors. After conducting a search for a new independent director, which focused on identifying directors with significant experience in mergers and acquisitions given the Company’s current business strategy as a high-growth company, the Board appointed Benjamin D. Chereskin as a director of the Company upon the recommendation of the Board’s Governance and Nominating Committee. Bill Hooper resigned as a director as of December 31, 2013 and remains as an employee of the Company. Following Mr. Hooper’s resignation, the Board took action to reduce the size of the Board back to seven directors. The decision to create a supermajority of independent directors was in direct response to feedback received as part of our stockholder outreach program.

Meeting of Independent Directors

As part of each quarterly Board meeting, the independent directors meet in executive session without members of management present. Our lead director acts as chairman of these meetings.

Board Leadership Structure

Our Board is led by Stephen B. Hughes, who has served as the chairman of the Board and chief executive officer since our inception in May 2005. In addition, the Board also appoints a lead director to provide a strong independent leadership, a role currently filled by R. Dean Hollis.

The Board believes the Company and its stockholders have been well served by having the chief executive officer serve as the chairman of the Board. This structure provides efficiency and clear leadership and it allows for a consistent management vision for the Company. In light of the combination of the chairman of the Board and chief executive officer positions, one of our corporate governance guidelines requires the Board to annually elect a lead director from among its independent directors. The lead director serves as liaison between the chairman of the Board, on the one hand, and the independent directors, on the other hand, and has the following duties and responsibilities:

•	Presiding at all meetings of the Board at which the chairman is not present;
•	Chairing all executive sessions of the independent directors;
•	Approving information sent to the Board;
•	Approving agendas for meetings of the Board and for all regularly scheduled meetings of all committees of the Board;
•	Approving meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	Being available for consultation and direct communication with major stockholders; and
•	Such other duties and responsibilities as the Board may delegate from time to time to the lead director.

The lead director also has the authority to call special meetings of the independent directors.

The Board believes it is important to have a lead director to provide leadership to the independent directors in the Board’s executive sessions and to minimize any potential conflicts that may result from combining the roles of chief executive officer and chairman. In addition, the Company’s corporate governance guidelines provide that the Board may exercise discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances and that the Board will make a determination concerning the combination or separation of these positions at such time as, and in connection with, a change of the chief executive officer. In his role as lead director, Mr. Hollis provides strong independent leadership of our Board.

The Board also has four standing committees — an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Finance Committee. The Audit Committee, Compensation Committee, and Governance and Nominating Committee each has an independent director serving as its respective chairman and each is comprised solely of independent directors. The Finance Committee has an independent director serving as its chairman and a majority of its members are independent directors.

Board’s Role in Risk Oversight

Risk is an integral part of Board and committee deliberations throughout the year. The full Board has responsibility for the general risk oversight of the Company. As part of the Board’s oversight role, the Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•	The Audit and Finance Committees work together to identify and review all material risks of the Company, and oversee the development by management of a plan to manage these risks. Both committees discuss with management and review the Company’s policies with respect to risk assessment, risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, control or mitigate such exposures. The Finance Committee focuses primarily on the Company’s non-financial and operational risks, while the Audit Committee focuses primarily on the Company’s financial risks.
•	The Compensation Committee reviews the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives. Along with the Audit and Finance Committees, the Compensation Committee also ensures that annual and long-term performance goals, their associated payouts, our equity compensation programs and other compensation practices do not engender excessive risk-taking by the executive officers.

In addition, the role of our Board in our Company’s risk oversight process includes receiving regular reports from management on areas of material risk to our Company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Compensation Risk

The Compensation Committee annually conducts a review as to whether any portion of the compensation program encourages executives to take unnecessary and excessive risks. Following this year’s review, the Compensation Committee concluded that the various elements of the compensation package were not reasonably likely to encourage executives to take unnecessary or excessive risks that could result in material harm to the Company.

Features of our compensation program that tend to mitigate risk include:

•	We strive to have a balanced compensation program. All of our compensatory equity grants to employees vest either over a four-year period or based upon achieving specified performance conditions, which mitigates the risk of our executives and employees taking short-term risks and focuses their attention on stability and the Company’s long-term growth strategy;
•	Our compensation mix is not overly weighted on annual incentives and a large portion of compensation for our executive officers is tied to Company performance;
•	Amounts are earned pursuant to a two-step annual incentive program including a “base plan” and a “supplemental plan,” under which no amount will be paid under the supplemental plan unless target goals are achieved under the base plan, pursuant to our Amended and Restated Company Financial Performance Incentive Program (“Incentive Program”);
•	The Incentive Program also provides that if a specified employee (including an executive officer) is eligible for an annual bonus in excess of such employee’s target bonus for a year based upon outstanding performance, any such award shall be held back for one year and subject to further performance conditions for the following year to ensure the bonus awards sustained Company growth;
•	We maintain a recoupment policy in our stock plan that requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination;
•	We maintain a “no-fault” clawback policy that generally provides, in the event there is a restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws, for the recoupment, at our independent directors’ discretion, of any incentive compensation paid to any current or former executive officer under the Incentive Program, or any successor plan, to the extent that the amount of the incentive compensation that would have been paid following the new financial results is lower than the amount the executive had previously received, without a requirement that any wrongdoing was found on the part of the executive officer;
•	Annual incentives will not be paid if the payment would cause an event of default under our credit facility;
•	Our Incentive Program provides that the Compensation Committee may exercise complete negative discretion with respect to all bonus amounts (and may choose to award no bonus for a given year, even where performance targets have been met);
•	We provide limited perquisites and no excessive retirement plans to our employees;
•	Compliance and ethical behaviors are integral factors considered in all performance assessments; and
•	We engage only independent outside advisors to assist in compensation decisions.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that contribute to the overall operating framework of the Board and the Company. These guidelines cover topics including goals of the Board, director responsibilities, role of the lead director, Board composition and structure, Board meetings, Board committees, performance evaluations, succession planning and director compensation. A copy of the corporate governance guidelines is available on our website at www.boulderbrands.com.

No Hedging Policy

The Company’s Insider Trading Policy prohibits all directors, officers and employees of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Stock Ownership Guidelines

To further align the interests of our directors and executive officers and our stockholders, the Board has adopted stock ownership guidelines under which each of our executive officers are required to maintain, within four years of becoming subject to the policy, vested equity holdings with a value at least equal to, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary and each of our non-management directors will be required to maintain vested equity holdings with a value at least equal to three times the director’s annual cash retainer fee. Each of our named executive officers and directors who were serving is such position at the time the policy was adopted in March 2012 are currently on track and anticipated to be in compliance as of December 31, 2015. A copy of the stock ownership guidelines is available on our website at www.boulderbrands.com.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors (or any subset of the directors), as a group or individually, by writing to the group or any particular individual: c/o the Corporate Secretary, 1600 Pearl Street, Suite 300, Boulder, Colorado 80302. The Corporate Secretary will forward communications relating to matters within the Board’s purview to the directors, communications relating to matters within a Board committee’s area of responsibility to the Chair of the appropriate committee, and communications relating to ordinary business matters, such as consumer complaints, to the appropriate Company executive. The Corporate Secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any non-management director who requests them.

Committees of the Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Finance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee membership is reviewed annually.

Audit Committee.  The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), is composed of Messrs. Hollis, Laber and Lewis, and is chaired by Mr. Laber. The directors we have appointed to our Audit Committee are each independent members of our Board of Directors as defined by Nasdaq’s independence requirements for audit committee members. Each member of our Audit Committee is financially literate, and our Board of Directors has determined that Mr. Laber qualifies as an “audit committee financial expert,” as such term is defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee met 7 times during 2013.

The principal responsibilities of and functions to be performed by the Audit Committee are established in the Audit Committee charter, including assisting the Board with its oversight responsibilities regarding:

•	the accounting and financial reporting processes of the Company;
•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	appointing the Company’s independent registered public accounting firm;

•	the registered independent auditor’s qualifications and independence;
•	the performance of the Company’s internal audit function;
•	the performance of the Company’s independent auditor;
•	reviewing any related party transactions and apparent or potential conflicts of interest; and
•	the audits of the Company’s financial statements.

The Audit Committee charter, a copy of which is available on our website at www.boulderbrands.com, was adopted by the Board of Directors and is reviewed annually by the Audit Committee.

Compensation Committee.  The Compensation Committee is composed of Messrs. Laber, Lewis and McInerney, and is chaired by Mr. Laber. All of the members of our Compensation Committee are independent as defined by Nasdaq’s independence requirements for compensation committee members. The Compensation Committee held 11 meetings in 2013. The duties and responsibilities of the Compensation Committee include, among other items:

•	designing in consultation with management or the Board, and recommending to the Board for approval and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the Board;
•	determining the compensation of the chief executive officer and all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act) of the Company;
•	reviewing the executive compensation disclosure that is prepared by the Company for inclusion in the Company’s proxy materials and preparing a related Compensation Committee Report in accordance with applicable rules and regulations of the SEC;
•	adopting and implementing compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders; and
•	developing and implementing programs that are consistent with, and foster goals that will incentivize our executives to promote the achievement of, the Company’s growth strategy, while at the same time, balancing risk.

A copy of the Compensation Committee charter, which contains further details as to the Compensation Committee’s duties and authorities, is available on our website at www.boulderbrands.com.

Finance Committee.  The Finance Committee is composed of Messrs. Chereskin, Leighton, Lewis and McInerney, and is chaired by Mr. Lewis. The purpose of the Finance Committee is to assist the Board in satisfying its duties relating to the financing strategy, financial policies and financial condition of the Company. The Finance Committee’s responsibilities include, among other things, reviewing and making recommendations to the Board concerning items such as the Company’s capital structure, credit rating, cash flow and financial position, operating plans, capital budgets, risk assessment and analysis, commodities and hedging policies and insurance programs. The Finance Committee met 5 times in 2013.

A copy of the Finance Committee charter is available on our website at www.boulderbrands.com.

Governance and Nominating Committee.  The Governance and Nominating Committee is composed of Messrs. Chereskin, Hollis, Laber and McInerney, and is chaired by Mr. McInerney. Each of the members of the committee are independent as defined by Nasdaq’s independence requirements. The Governance and Nominating Committee met four times in 2013. The purpose of the Governance and Nominating Committee is to assist the Board in:

•	the identification of qualified candidates to become Board members;
•	the recommendation of Board nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;

•	the recommendation of candidates to the Board to fill any interim vacancies on the Board; and
•	the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company.

The Governance and Nominating Committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through its Governance and Nominating Committee, selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s independence, as well as consideration of leadership skills, strategic thinking, willingness to make a time commitment, breadth of knowledge about matters affecting us and our industry, skills and experience in different disciplines important to us and our industry, sound business judgment and other criteria determined by the Governance and Nominating Committee from time to time. The Governance and Nominating Committee does not have a specific diversity policy, but in making its recommendations to the Board of Directors, the Governance and Nominating Committee, as a matter of practice, considers candidates’ diversity of age, experience, profession, skills, geographic representation and background, all to provide the Board and the Company with directors that have an appropriate mix of experience, knowledge, perspective and judgment. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees, but may retain a search firm in the future if the Governance and Nominating Committee determines that it is appropriate. The Governance and Nominating Committee considers individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

A copy of the Governance and Nominating Committee charter is available on our website at www.boulderbrands.com.

Procedure for Stockholder Recommendations to the Governance and Nominating Committee for Potential Director Nominees

In selecting the Company’s director nominees in connection with each annual meeting, it is our policy that the Governance and Nominating Committee consider director candidates recommended by any stockholder of the Company. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date that the proxy statement was released to stockholders for the previous year’s annual meeting. For the 2015 annual meeting, recommendations must be received no later than December 8, 2014. Any such recommendations should, in addition to the information specified below, include the nominee’s name and qualifications for board membership. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Recommendation for Director.”

In order to be a valid submission for recommendation to the Governance and Nominating Committee of a potential nominee for director, the form of recommendation must set forth:

(1)	the name, age, business address and residence address of the person;
(2)	the principal occupation or employment of the person;
(3)	the number of shares of stock of the Company which are owned beneficially or of record by the person;
(4)	a description of all arrangements or understandings between the stockholder and each nominee pursuant to which nominations are to be made by the stockholder;
(5)	written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and
(6)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2015 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in proper written form to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2015 annual meeting, notices of nominations must be received no earlier than January 22, 2015 and no later than February 21, 2015. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice of nomination must be in writing and include all of the information required by our bylaws. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting, but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver of the policies or procedures set forth in the Code of Ethics in the case of executive officers or directors may be made only by the board of directors or the audit committee and will be promptly disclosed as required by law or Nasdaq listing requirements. The full text of the Code of Ethics is available on our website at www.boulderbrands.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

There were no transactions since the beginning of the Company’s last fiscal year or currently proposed in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The Audit Committee has adopted written policies and procedures to review and approve or ratify related party transactions involving the Company. For purposes of this policy, a related party transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) involving Boulder Brands, any of its executive officers, directors, or 5% or more stockholders or any of their immediate family members in which the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000 (except that there is no $120,000 threshold for members of the Audit Committee).

Under the policy, any potential related party transaction is to be reviewed by the chair of the Audit Committee, or his designee, to determine whether the potential transaction is a related party transaction that is required to be approved or ratified by the Audit Committee. The Audit Committee will review all related party transactions and approve or disapprove such transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee shall consider:

•	whether the transaction is on terms no less favorable to Boulder Brands than terms generally available from an unrelated third party;
•	the extent of the related party’s interest in the transaction;
•	in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of the officer’s or director’s duties to Boulder Brands;

•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent or serving on the Audit Committee, Compensation Committee or other committee of the Board of Directors; and
•	such other factors that the Audit Committee deems appropriate under the circumstances.

Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction, other than providing all material information concerning the transaction.

A copy of the related party transaction policies and procedures is available on our website at www.boulderbrands.com.

Compensation Committee Interlocks and Insider Participation

Gerald J “Bud” Laber, Thomas K. McInerney, and, prior to October 7, 2013, James B. Leighton served as members of the Company’s Compensation Committee during 2013. No current member of the Compensation Committee is a current or former executive officer or employee of the Company (nor was any member of the Compensation Committee a current or former executive officer or employee of the Company while serving in such role), and no current member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Company’s Compensation Committee during 2013.

EXECUTIVE OFFICERS

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title
Stephen B. Hughes	59	Chairman of the Board, Chief Executive Officer and Director
James B. Leighton	58	Chief Operating Officer
Christine Sacco	38	Chief Financial Officer
Norman Matar	60	Executive Vice President, General Counsel and Corporate Secretary
TJ McIntyre	43	Executive Vice President/General Manager, Natural Brands
Duane Primozich	44	Executive Vice President/General Manager, Balance Brands

For information with respect to Messrs. Hughes and Leighton, please see the information about the members of our board of directors under “Item 1 — Election of Directors.”

Christine Sacco was appointed our chief financial officer effective as of January 1, 2012. Prior to this appointment, Ms. Sacco was the Company’s vice president and operations controller since January 1, 2008. Ms. Sacco also served as the Company’s principal accounting officer from January 1, 2011 until March 30, 2012. Prior to joining the Company, Ms. Sacco served as vice president, treasurer, and director of financial reporting of Alpharma Inc., where she worked from October 2002 until January 2008. Alpharma Inc., formerly a public company and now a subsidiary of Pfizer Inc., provides a broad range of pharmaceutical and animal health products. Ms. Sacco is a certified public accountant and holds a BS in accounting from St. Thomas Aquinas College.

Norman Matar has been our executive vice president, general counsel, and corporate secretary since January 2008. Mr. Matar came to the Company after 30 years of private practice experience, the last 20 with Davis & Kuelthau, S.C., where he served on the board for 12 years. Mr. Matar has extensive experience handling all aspects of corporate legal work with both public and private firms including significant mergers and acquisitions experience. He was the lead attorney in the acquisition of GFA Brands, Inc. by the Company in May 2007. Throughout his 30 years in private practice, Mr. Matar obtained extensive experience in the food industry, representing a wide variety of food companies including retailers and manufacturers, as well as food companies in the industrial and foodservice segments of the industry. He played a key role in the development of Miller Park in Milwaukee. Mr. Matar attended Marquette University where he received his BA and JD.

TJ McIntyre has been our Executive Vice President and General Manager, Natural Brands since September 2012. He has been with the company since 2009 and has served in a variety of roles, including Senior Vice President and General Manager of Glutino and Vice President and General Manager of Earth Balance. Prior to joining our company, Mr. McIntyre served as Brand Manager of Silk at WhiteWave Foods Company, leading up to its acquisition by Dean Foods. From 2005 through 2009, he pursued entrepreneurial endeavors in specialty tea and coffee, including co-founding Pekoe Sip House, a regional tea-coffee chain in Boulder, Colorado. Mr. McIntyre filed a petition for personal bankruptcy under the federal bankruptcy laws in 2011 as a result of unsuccessful family business investments. Mr. McIntyre holds a BA degree from Michigan State University and an MBA with a concentration in marketing and entrepreneurship from the University of Oregon.

Duane Primozich has been our Executive Vice President and General Manager, Balance Brands, since January 2014. Prior to assuming his current role, Mr. Primozich served in various capacities at Boulder Brands, including Senior Vice President of Strategic Initiatives, Senior Vice President Earth Balance and Best Life, Vice President, General Manager of the Best Life brand and Marketing Director of the Smart Balance Brand. Mr. Primozich currently serves as a Director of the Boulder Brands Investment Group. He was also a co-founder of Pixie Mate, a yerba mate company. Mr. Primozich holds a Bachelor of Science degree in politcs and communications from University of Oregon.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses compensation with respect to our named executive officers (“NEOs”), who for 2013 were:

Named Executive Officers as of 12/31/13	Position
Stephen B. Hughes	Chairman and Chief Executive Officer
James B. Leighton	Chief Operating Officer
Christine Sacco	Chief Financial Officer
Norman Matar	Executive Vice President, General Counsel and Corporate Secretary
TJ McIntyre	Executive Vice President and General Manager of Natural Brands
Peter Dray	Former Chief Innovation Officer (Departed the Company on January 13, 2014)

Executive Summary

Company Performance and Growth — 2013

The Company continued to experience transformational growth and success in 2013. Following the successful acquisitions of Glutino Food Group (“Glutino”) in August 2011 and Udi’s Healthy Foods, LLC (“Udi’s”) in July 2012, the Company continued to expand during 2013 with the successful acquisitions of Davies Bakery (“Davies”) in June 2013, Level Life Foods (“Level”) in July 2013, and Phil’s Fresh Foods, LLC (“EVOL”) in December 2013. These acquisitions, together with the acquisitions in 2011 and 2012 and continued organic growth and development of our Natural and Smart Balance brands, have caused significant development and growth across all areas of the Company’s operations, particularly considering the period between December 31, 2010 and December 31, 2013.

Key financial metrics:

•	Net sales increased from $242.0 million in 2010 to $461.3 million in 2013, an increase of 91%.
•	Adjusted EBITDA of $32.7 million in 2010 increased to $78.8 million in 2013, an increase of 141%.
•	Our stock price increased from $4.33 as of December 31, 2010 to $15.86 on December 31, 2013, an increase of 266%.

Operational data points:

•	The number of national brands we own has expanded from 3 in 2010 to 8 national brands in 2013, an increase of 167%.
•	Our product list has grown from 115 skus (representing individual products and sizes) on December 31, 2010 to over 500 skus as of December 31, 2013, an increase of over 335%.
•	The number of employees has grown from 77 employees as of December 31, 2010 to 727 as of December 31, 2013, an almost ten-fold increase.

Manufacturing:

•	The number of co-packers has grown from approximately 22 in 2010 to 37 in 2013, an increase of 68%.
•	We maintained no manufacturing facilities in 2010 and maintain 5 at the end of 2013.
•	We utilized 16 distribution centers in 2010 and 34 in 2013, therefore more than doubling the 2010 number.

This growth in all areas of our operations have presented a unique set of challenges for the management team, particularly our named executive officers, as roles, duties, and responsibilities of our officers have expanded and become more complex in order to match our expanded and more complex business operations. It is this recent history of growth and increasing responsibilities that served as the basis for the Compensation Committee’s compensation-related considerations and decisions with respect to compensation paid or earned, as applicable, in 2013. In order to ensure that the Company’s policies and programs appropriately reflect the Company’s new size and operations, while also maintaining sufficient flexibility so that the compensation programs can continue to evolve with the Company and to take into account feedback provided to the Company through our stockholder outreach program, the Committee worked with management, beginning in the third quarter of 2013, to engage in a full review of the Company’s compensation philosophy and programs to determine whether the Company’s programs are designed to best support the Company’s needs to retain, and where appropriate, recruit, its management team, other key employees and all employees generally.

Compensation Decisions and Actions — 2013

Compensation decisions made during 2013 reflect our overall performance in connection with our strategic planning mission and growth, including the successful integration of both Glutino and Udi’s as well as the acquisition of each of Davies, Level and EVOL. In light of the transformation and growth of the Company, all compensation programs were reviewed in 2013 to determine if such programs still meet the Company’s needs and objectives. In addition, the importance of recruiting and retaining key management personnel remains critical to the long-term success, vision and strategy of our company. Certain pivotal compensation-related decisions in 2013 included:

•	Base Salary: Each of the continuing named executive officers received increases to their base salaries, effective October 1, 2013, in connection with the Compensation Committee’s review of the Company’s compensation programs, in the following approximate percentages: 25% for Mr. Hughes; 14% for Ms. Sacco; 10% for Mr. Dray (prior to his departure in January 2014); and 17% for Mr. Matar. In addition, Mr. Matar received an increase to his target bonus percentage in October and Ms. Sacco received an increase to her target bonus percentage, in each case, effective beginning as of the last quarter of 2013. As part of its deliberations regarding these increases, including the more significant increases for Mr. Hughes and Mr. Matar, the Compensation Committee considered the fact that neither Mr. Hughes nor Mr. Matar had experienced an increase in salary in over two years. In addition, the Company is in the process of adopting a new company-wide compensation structure, as discussed more fully below under the heading “Compensation Philosophy.” Under our new philosophy, employees are categorized into bands, based on their position with the Company, with each named executive officer falling into one of the top three bands. The changes in base salary and bonus opportunity reflected in 2013 were consistent with the new compensation philosophy and structure, and were implemented to ensure the appropriate level of internal pay parity.
•	Annual Incentives: The Company set aggressive performance goals for the threshold, target and maximum possible payout levels under our Incentive Program based upon net sales and adjusted EBITDA for 2013, which metrics were chosen to be consistent with our strategic plan of growing net sales while simultaneously increasing profitability as well as being consistent with how the Company reports its financial results to market analysts, thereby making executive compensation tie directly to how the performance of the Company is judged on an ongoing basis. Starting in 2015, in addition to achievement of Company-wide financial performance metrics, each named executive officers’ incentive compensation payment will be subject to the successful achievement of certain individualized performance goals.
•	Hiring Mr. Leighton. In connection with Mr. Leighton’s joining the Company as chief operating officer, the Compensation Committee approved a compensation package for Mr. Leighton commensurate with his high level of expertise and ability to immediately deliver value to the Company, including a sign-on bonus, initial equity awards, and certain severance and change of control protections in the form of a Severance Agreement and Change of Control Agreement that is substantially similar to the severance and change of control protections provided to our other executive officers.

Pay-for-Performance Alignment

The graph below demonstrates the strong alignment over the past three years of shareowner value creation, net sales and adjusted EBITDA growth with CEO total direct compensation (“TDC”). TDC consists of base salary, annual cash bonus and periodic equity grants annualized over Boulder Brands’ typical vesting period of four years.

Good Compensation Governance Practices

Our executive compensation program reflects our strong commitment to good governance, as follows:

•	Recoupment Policy: We maintain a “no fault” recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct.
•	Limited Perquisites and No Supplemental Retirement Benefits: We provide limited perquisites and no retirement or supplemental executive retirement programs for our executives.
•	Independent Consultants: The Compensation Committee engages only independent compensation consultants that do not provide any services to management and that have no prior relationship with management prior to the engagement.
•	Risk Reviews: We regularly conduct compensation risk reviews; our Compensation Committee maintains significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.
•	Stock Ownership Guidelines: We maintain stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value equal to at least, in the case of our chief executive officer, six times his annual base salary and, in the case of each of our other executive officers, three times the executive’s annual base salary. Each of our NEOs is currently on track and anticipated to be in compliance as of December 31, 2015 in accordance with the guidelines.
•	Holdbacks: To ensure that annual bonuses under our Incentive Program award sustained Company growth, in the case of our NEOs, our Incentive Program provides that any payment amounts in respect of performance above target bonus opportunities be held back for one year and subject to further performance conditions in the following year, such that performance in the subsequent year must equal or exceed the target performance with respect to the Incentive Program for the prior year before the above target payment from the prior year is made (the “Prior Year Holdback”).
•	Anti-Hedging Policy: The Company’s Insider Trading Policy prohibits all officers (as well as all employees and directors) of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Say-on-Pay Results in 2013 and Stockholder Outreach

We carefully consider and value our stockholders’ opinions on our executive compensation program, and take stockholder feedback seriously. In reviewing the compensation programs over the course of 2013, our Compensation Committee considered the results from last year’s say-on-pay vote (67% of votes cast approved) and initiated a shareholder outreach program that took place in October 2013. We hired an independent communications firm to work with us to discuss our compensation programs and practices with our top twenty shareholders. Our stockholders expressed to us that they found our named executive officer compensation payments to generally be in alignment with our Company performance and we took the opportunity of speaking with them on this topic to discuss not only compensation-related items but also corporate governance and other related matters. In light of the feedback we received during our meetings, we instituted or are planning to institute in the near term certain changes to our governance practices and compensation arrangements, including:

•	Engaging one of the “Big Four” audit firms;
•	Increasing the percentage of independent directors that serve on our Board and the creation of a supermajority of independent directors, as discussed under the heading “Board of Directors and Corporate Governance — Director Independence;”
•	Creating new guidelines as part of our compensation philosophy, that will be fully implemented beginning in 2015, with an eye toward recruiting and retaining employees in positions throughout the Company who are in the top 1% of attitude and top 5% of capabilities, as discussed under the heading “Adjustments to Compensation Philosophy for 2014 and Beyond;”
•	Establishing, beginning in 2015, a new internal pay equity structure implementing 14 “bands” of employee positions, each with suggested cash and equity compensation ranges;
•	Adding individual performance criteria, beginning in 2015, to the factors considered in determining achievement under our annual bonus program;
•	Beginning in 2015, eliminating the practice of providing annual cost of living salary increases for all employees, in favor of qualitative performance-based increases; and
•	Engaging in a review of our equity compensation programs to ensure alignment with long-term shareholder interests.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2013 compensation of the NEOs.

Compensation Program Objectives

Current Philosophy and Objectives

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in the extremely competitive solution-driven products sector of the food and beverage industry. We compensate our executives through a mix of base salary, incentive bonus and, in some years, long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement of performance goals to align the interest of management with our stockholders. Our compensation programs are designed to be competitive and minimize pay elements, such as perquisites, that do not directly support the Company’s values and business strategy, even if common in the marketplace. In addition to the above overriding principles, our Compensation Committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;
•	compensation programs are designed to emphasize pay for performance; and
•	compensation programs should be flexible so that there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful.

In this regard, the Company’s philosophy is that members of senior management have a stronger and more direct impact on the Company’s ability to achieve its strategic and business goals and that therefore a larger percentage of their compensation should be performance-based and driven by long-term equity awards.

For compensation decisions, the Compensation Committee considers all aspects of a NEO’s compensation on both an annual basis and as averaged over a long-term period basis (to account for periodic equity awards); it does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation. Depending upon the Company’s needs at the time of grant, the Compensation Committee considers whether awards should have time-based or performance-based vesting features. However, since 2008, all long-term incentive awards granted to the CEO have been performance-based. The Compensation Committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives. The Compensation Committee has also taken into account in making compensation decisions the transformation and increased business complexity that has taken place in the past two years, which is expected to continue.

Given that the majority of the NEOs did not receive equity awards in 2013, the pie charts below reflect base salary (a fixed payment), actual bonus payouts (a variable payment) and the fair market value of equity awards (a variable payment) to our NEOs averaged over the past three years. The resulting compensation mix reflects variable compensation at 78% for the CEO and 73% for the Other NEOs (on average).

Adjustments to Compensation Philosophy for 2014 and Beyond.

In light of the Company’s transformation due principally to the acquisitions of Davies, EVOL and Level in 2013, and Udi’s and Glutino in 2012 and 2011, respectively, the Compensation Committee embarked on a full review of the Company’s compensation philosophy and compensation programs to ensure that all programs continue to serve the Company’s objectives and align with stockholder interests. In early 2014, the Compensation Committee adopted changes that will be implemented during 2014 and 2015. The overarching goal of the revised and renewed philosophy and programs is the desire to recruit and retain employees in positions throughout the Company who are in the top 1% of attitude and top 5% of capabilities. This philosophy is being adopted company-wide and will underpin the Compensation Committee’s decisions and practices going forward as the Company seeks to grow its organic segment’s annual revenue and build our overall EBITDA performance.

As part of this process, in connection with the Company’s substantial growth, the Compensation Committee particularly focused on streamlining compensation decisions by developing career bands while ensuring that employees are personally incentivized towards supporting the Company’s success and profitability. A career banding compensation structure was developed, effective in 2015, that categorizes all employees, including the named executive officers, in one of 14 non-production or one of four production bands, depending on the employee’s job description. Each career band represents a different career level and encompasses suggested ranges for appropriate salary, bonus and long-term incentive compensation for the members of that band. As part of this new compensation structure, among other changes to the decision-making process, base salaries will no longer be subject to “standard” cost of living increases, and instead salary increases will be based on a merit-based review process.

In addition, the Compensation Committee recognizes that a substantial amount of equity and equity-based awards currently held by our NEOs and other key employees may vest in 2014 and 2015, in part due to the passage of time (for time-vesting awards) and in part if the Company’s stock reaches certain stock-based performance thresholds (for performance-based awards). Following the occurrence of such vesting events, over 90% of the stock options held by the NEOs and other key employees would be vested, which would impact the Compensation Committee’s analysis of whether incentives are aligned with long-term stockholder interests. To address this potential issue, the Compensation Committee plans to review if, looking ahead, the Company will have sufficient outstanding equity to further incent the members of the current management team in an appropriate manner and to maintain the desired alignment of our long-term equity based compensation program with our stockholders’ interests.

Compensation Committee and Advisors

The Compensation Committee is responsible for analyzing and determining the material terms of all executive compensation arrangements, compensation and benefit packages. With respect to officers other than the chief executive officer, the Compensation Committee will consider the input of the chief executive officer. The chief executive officer makes recommendations regarding any changes to the level of cash compensation for the other NEOs, but the Compensation Committee ultimately makes all decisions with respect to NEO compensation. The Compensation Committee sets the cash compensation for the chief executive officer, with input from the independent directors. With respect to the annual bonuses granted to NEOs pursuant to the Incentive Program, the Compensation Committee requests management present a forecast for the year based on aggressive and appropriate financial targets within specified guidelines. The Compensation Committee then considers the forecast and targets presented by management and makes its final determination regarding appropriate goals.

The Compensation Committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs. During 2013, the Compensation Committee met 11 times and, among other things, reviewed the Company’s compensation philosophy, objectives and principles to determine whether they continued to be in the best interests of the Company and its stockholders and whether any changes or revisions, either to the overall philosophy and objectives or to specific parts of the compensation package, were warranted. Full details of the committee’s duties and authorities can be found in its charter located on our website at www.boulderbrands.com.

Compensation Consultant

The Compensation Committee relies upon outside advisors to assist in program design and develop program elements. The Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) as its independent consultant to assist with the review of named executive officer compensation, including proposed salary and bonus increases during the summer and fall of 2013. The Compensation Committee has reviewed its relationship with PM&P and has determined that PM&P’s work for the Company does not provide any conflict under the independence standards set forth in the Dodd-Frank Act or otherwise.

Competitive and Market Considerations

With the acquisition of three major companies over the last three years, the Company has experienced considerable growth and has continued to build its brands in the natural and organic foods category. As such, the Company has undergone some restructuring in the past couple of years and once again in early 2014. The restructuring resulted in the Company’s name change and the establishment of two reportable operating segments, Smart Balance and Natural. These operating segments have since been further transformed into Balance Brands and Natural Brands, formalizing the way the Company plans to operate its business and providing greater clarity on the Company’s strategic focus.

At this juncture, it is critical that the Company be able to attract and retain a strong management team. The Company recruits (and needs to retain) talent that is capable of delivering the superior business results contained in the Company’s strategic plan and growth model. In light of the Company’s ongoing transformation and continued evolution, flexibility around appropriate compensation decisions is paramount. Historically, the Company’s unique business model as a “virtual business,” where activities such as manufacturing were outsourced, has made determining directly comparable information with respect to compensation information at “peer” companies challenging. Thus, the Compensation Committee did not attempt to maintain specific target percentiles for the compensation levels of our senior management team and does not regularly benchmark compensation with that of other companies. Since our initial years, the Company has added 5 brands, now produces over 500 SKUs in over 30 food categories and employs over 700 people (up from approximately 80 as of December 31, 2010). Given our focus on organic growth and growth through acquisitions, our broad product mix and use of a variety of manufacturing and distribution models, the Company, though very different than the “virtual” company of a few years ago, remains a very unique food and beverage company. Therefore, in 2013 the Company did not adopt a “peer” company group and continued to set compensation without benchmarking compensation to a set of peers. In making compensation decisions, however, the Compensation Committee reviewed information from a number of different sources for market context. It reviewed certain pieces of company-specific proxy compensation data and performance against broad public indexes such as the Dow Jones Industrial Average, the NASDAQ Composite Index and the Russell 2000 index. However, none of this data was relied on in any material respect to engage in specific benchmarking activity. By referencing broad comparative data, the Compensation Committee set performance targets under our annual incentive program within the top quartile of performance at other food and growth companies. As the Company continues to evolve, the Compensation Committee will also continue to review its policies and practices to determine if the process of benchmarking compensation to other companies in similar or related industries is desirable and beneficial.

Cash Compensation Structure

Cash compensation consists of base salary and an annual incentive bonus, the latter of which is only payable if threshold goals are met. As the Company has grown and expanded the executive officers have taken on additional roles and duties and the Compensation Committee has begun to make individualized cash compensation decisions for the NEOs to reward extraordinary performance and to recognize the increased job responsibilities assigned to certain members of our management team. Additionally, cash compensation levels are intended to reflect the experience and skill level necessary to thrive in a high growth environment and take into account the absence of other benefits such as extensive pension plans. These decisions regarding cash compensation (including incentive award opportunities) take into account the various factors listed below.

Base Salary

Base salary for our NEOs reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. It is the Compensation Committee’s intention to review base salaries annually as well as in connection with any promotions. In connection with its performance reviews and base salary adjustments, if any, the Compensation Committee generally makes its determinations based on a number of factors, including:

•	the nature and responsibility of the position;
•	the experience of the individual executive;

•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;
•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;
•	leadership skills;
•	the recommendation of the chief executive officer (except in the case of his own compensation);
•	in the case of the chief executive officer, the input of the Governance and Nominating Committee with respect to the chief executive officer’s performance in the area of corporate governance; and
•	in setting the compensation for the chief executive officer, the unique role, background and experience of our chief executive officer within the health and wellness industry.

Base salaries for the NEOs that were employed at the Company at the beginning of 2013 were $721,000 for Mr. Hughes, $350,000 for Ms. Sacco, $410,000 for Mr. Dray, $386,250 for Mr. Matar and $275,000 for Mr. McIntyre. For each of these NEOs other than Ms. Sacco, the base salaries were unchanged from 2012; Ms. Sacco received an increase of approximately 16% effective as of January 1, 2013.

In connection with the Compensation Committee’s annual review and in consultation with PM&P, the Compensation Committee approved base salary increases for each of these NEOs effective as of October 1, 2013. The base salary for Mr. Hughes was increased by approximately 25% to $900,000. This was the first base salary increase for Mr. Hughes since 2011. In addition, the base salaries for certain of the other NEOs were increased by approximately 10% for Ms. Sacco to $400,000, approximately 14% to $450,000 for Mr. Dray, and approximately 17% to $450,000 for Mr. Matar. This was the first base salary increase for Mr. Matar since 2011. The increases reflect our expanded organizational size and complexity, the strategic importance of each position to the organization and a desire for pay parity among the named executive officers commensurate to their value in the marketplace.

Mr. Leighton joined the Company as chief operating officer as of October 7, 2013 with an annual base salary of $600,000. Further details of Mr. Leighton’s offer letter are discussed below under the heading “Appointment of Mr. Leighton.”

2013 Annual Cash Incentive Bonus

The objectives of the Company’s annual cash incentive bonus program pursuant to the Incentive Program are to encourage and support profitability and performance growth of the Company’s business by measuring the Company’s success against annual performance goals.

The annual award program pursuant to the Incentive Program allows for the approval of a “base plan” award opportunity and a “supplemental plan” award opportunity. The supplemental award opportunity, up to a maximum payout of 200% of a participant’s target opportunity under the base plan, becomes available only in the event certain maximum performance levels are met, as described further below. Portions of the participant’s annual bonus may be paid as frequently as every quarter and, in 2013, performance achievement was measured, and payouts made, semi-annually. In order to receive any portion of the annual bonus, a participant must be employed with the Company on the date the bonus is paid, unless otherwise determined by the Compensation Committee. In 2013, as part of the base plan portion of the annual bonus program, the Company set a threshold bonus opportunity and a target bonus opportunity. Additionally, the Company set a maximum bonus opportunity as part of the supplemental plan. As described in more detail below, the threshold and target performance levels for 2013 were set significantly higher than the actual results for 2012. Setting aggressive threshold, target and maximum performance target levels is consistent with the Company’s philosophy of only rewarding executives for meaningful and sustained growth year over year.

The annual target bonus percentages for 2013 for our NEOs under the Incentive Program ranged from 50% – 100% of the executive’s base salary. In setting the target bonus percentages for each of the NEOs, the Compensation Committee considers the same factors as it does when setting base salary, as described above under the heading “Base Salary.”

For 2013, the Compensation Committee set semi-annual and annual goals under the Incentive Program, with net sales (weighted 50%) and adjusted EBITDA (excluding bonus) (weighted 50%) as the metrics used for determining executives’ bonus levels. The Compensation Committee selected these metrics with input from the Board as well as senior management largely because these measures are consistent with the Company’s top line growth and profitability goals as part of its strategic plan. These metrics are also consistent with how the Company reports its results to financial analysts, directly relating bonus award payments to how company performance is measured. The Compensation Committee chose to set a semi-annual goal as well as an annual goal in order to review performance midway through the year as a motivational tool for our employees. Participants were eligible for payment of up to 50% of their target bonus under the base plan as a result of performance achieved in the first half of the year. The semi-annual bonuses would not be paid above 50% of a participant’s target bonus amount. In addition, the semi-annual bonuses would not be paid if, at the time of review, the Compensation Committee believed that, for any reason, the annual target goals might not be met.

The Compensation Committee established threshold and target performance goals using (i) the net sales metric of $207.6 million and $219.2 million, respectively, for the first half of 2013 and $450 million and $475.2 million, respectively, for the whole year, and (ii) the adjusted EBITDA metric (excluding bonuses) of $31.6 million and $33.8 million, respectively, for the first half of 2013 and $80.3 million and $86.3 million respectively, for the whole year. In setting these threshold and target performance goals, the Compensation Committee reviewed broad survey data and set goals that would place the Company in the top tier of performance among food and growth companies as well as above Wall Street analyst estimates collected at the time. The threshold goal levels for the full year under the base plan were set approximately 22% higher than last year’s actual net sales and 31% higher than the prior year’s actual adjusted EBITDA (after bonuses were paid) and the target goal levels were set approximately 29% higher than the prior year’s actual net sales and 42% higher than last year’s actual adjusted EBITDA (after bonuses were paid). In addition, under the supplemental plan, with respect to the 2013 performance year, employees had the potential for payout above their target levels if actual net sales exceeded $525 million, a target payout goal that was 42% higher than the prior year’s actual net sales, with a maximum potential payout per employee of 200% of the employee’s target amount if actual net sales achieved $575 million, representing a 69% increase over 2012 actual results. As described above, any amounts under the supplemental plan are only payable if achievement under the base plan exceeds target levels. Bonus amounts were set so that the total bonus paid (under both the base and supplemental plans in the aggregate) could never exceed the difference between threshold adjusted EBITDA and actual adjusted EBITDA on a pre-bonus basis.

The bonus opportunities for each NEO if the threshold or target performance goals are achieved are set forth in the “Grants of Plan-Based Awards in 2013” table. Based on the determination of actual performance achieved, the amount of the actual bonus earned by a NEO, if any, is determined by the Compensation Committee (and may be less, but not more, than the amount that would be paid based on the performance achieved). For 2013, the percentage of a NEO’s bonus opportunity that could be earned ranged from 0% to 200%, with 0% being “awarded” for meeting threshold performance levels and with straight-line interpolation being applied for performance above threshold levels, up to 100% of the bonus opportunity being awarded if the target performance level was reached under the base plan, and up to 200% of the bonus opportunity being awarded if maximum performance was met under the supplemental plan. Straight-line interpolation is applied for performance between threshold and target achievement and between target and maximum achievement. No bonuses were to be paid unless the threshold was achieved. Under the Incentive Program, threshold levels will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as a deflationary economy. If target numbers are achieved, as determined by the Compensation Committee, 100% of the target bonus may be earned. No bonus may be paid or accrued if it would cause an event of default under the Company’s credit facility.

Based upon the Compensation Committee’s review of financial performance against the applicable targets, following the end of the performance period for the first half of 2013, the Compensation Committee granted a semi-annual bonus equal to 45% of the employee’s target bonus opportunity in August 2013 in the following amounts: $324,450 for Mr. Hughes; $78,750 for Ms. Sacco; $86,950 for Mr. Matar; $61,875 for Mr. McIntyre; and $147,600 for Mr. Dray. The Compensation Committee determined that the Company had achieved net sales of $459.2 million and adjusted EBITDA (excluding bonuses) of $89.5 million for the full year and, therefore, awarded a full year bonus equal to 90% of the employee’s target bonus, with payments for the second half of 2013 as follows: $364,725 for Mr. Hughes; $108,000 for Mr. Leighton; $111,275 for Ms. Sacco; $86,950 for Mr. Matar; and $61,875 for Mr. McIntyre. Mr. Dray did not receive a bonus under the Incentive Program for the second half of 2013 due to his departure from the Company. As the Company did not achieve net sales of $525 million, bonuses were paid out below target and payouts under the supplemental plan portion of the bonus were not available.

The total Company net sales and adjusted EBITDA results have been adjusted, consistent with past practice, to exclude the Boulder Brands UK Level and EVOL acquisition results as well as the divestiture of our milk product line because the applicable targets were set based on the business as it existed at the beginning of the plan year when such business changes were not anticipated and including such results could unfairly benefit the executives. Reflecting the applicable adjustments, actual net sales results represented an achievement of 80% of the target net sales goal (which result is applied to 50% of the bonus payment amount) and adjusted EBITDA results represented an achievement of 100% of the target (which result is applied to the other 50% of the bonus payment amount). Therefore, under the base plan, annual bonus amounts were paid at 90% of participants’ total bonus opportunities.

The following table sets forth bonus opportunities as a percentage of base salary upon achieving the corresponding performance measure for 2013 for each of our NEOs.

2013 Cash Incentive Bonus as a Percentage of Annual Base Salary(1)

Name	Threshold(2)	Target		Maximum(3)	Actual Bonus Paid
Stephen B. Hughes	0%	100%		200%	90%
James B. Leighton(4)	0%	20%		40%	18%
Christine Sacco	0%	50/80	%(5)	160%	90%
Norman Matar	0%	50/80	%(6)	160%	90%
TJ McIntyre	0%	50%		100%	90%
Peter Dray(7)	0%	80%		160%	45%

(1)	The Compensation Committee determined that while the Incentive Program generally provides that the target bonus percentages should be based upon a participant’s base salary at year end, for 2013, the base salary increases and target bonus percentages for each of the named executive officers would be applied on a pro-rata basis, beginning with October 1, 2013. Therefore, for each of Messrs. Hughes, Dray and Matar and Ms. Sacco, the target and maximum bonus percentages were based upon (a) the named executive officers’ base salary and target bonus percentage that applied prior to the October 1, 2013 increase for the period from January 1, 2013 through September 30, 2013 and (b) the named executive officers’ base salary and target bonus percentage that applied following the October 1, 2013 increase for the period from October 1, 2013 through December 31, 2013.
(2)	No 2013 cash incentive bonus is awarded until the threshold level is met or exceeded. Assuming the threshold is met or exceeded but target is not achieved, then the executive would be awarded a percentage of the target bonus by using straight-line interpolation between threshold and target.
(3)	Any amounts payable above target level would be subject to the Prior Year Holdback for our NEOs.
(4)	Mr. Leighton joined the Company as chief operating officer effective as of October 7, 2013 and was eligible for a pro-rated bonus for 2013, based upon the period from October 7, 2013 through December 31, 2013. On an annualized basis, the target bonus, maximum bonus and percentage awarded equals 80%, 160% and 90% of this base salary, respectively.
(5)	Ms. Sacco received an increase in her target bonus effective for the last quarter of 2013.
(6)	Mr. Matar received an increase in his target bonus effective for the last quarter of 2013.
(7)	Mr. Dray’s employment with the Company ceased on January 13, 2014. Under the terms of the Incentive Program, because of Mr. Dray’s departure, he did not receive a bonus for the second half of 2013.

Discretionary Bonuses

Mr. Hughes received a bonus of $200,000 during the fourth quarter of 2013 in recognition of his leadership in facilitating the successful series of acquisitions that took place during 2012 and 2013, which in turn, delivered significant growth and transformed the Company into a health/wellness growth platform.

In connection with his offer of employment, and to reflect the significant cash compensation opportunity forfeited upon his departure from his previous employer, Mr. Leighton received a “sign-on bonus,” the terms of which are more fully described below, payable in two parts, which were subject to his continued employment through the date of the applicable payment, consisting of a $1,000,000 payment in December, 2013 and a $500,000 payment on January 3, 2014.

Appointment of Mr. Leighton

On the basis of his extensive experience in self-manufacturing, co-manufacturing and process improvement, Mr. Leighton was appointed as the Company’s chief operating officer (COO), effective as of October 7, 2013. As COO, Mr. Leighton oversees operations, internal and external manufacturing, research and development and food service across the Company. Mr. Leighton has continued to serve as a director of the Company. In connection with his appointment as COO, Mr. Leighton entered into an offer letter with the Company that provides for a compensation and benefits package that includes: (i) an annual base salary of $600,000, (ii) a target bonus opportunity equal to 80% of his base salary that is pro-rated for 2013, (iii) a sign-on bonus to be payable in two-parts, $1,000,000 paid in December 2013 and $500,000 paid in January 2014, which were, in both cases, subject to his continued employment with the Company, and (iv) limited relocation costs, including temporary housing for a 6-month period. In addition, Mr. Leighton was granted equity compensation described below under the heading “Equity Incentives.” As the Company continues to grow in size and complexity, the need to attract and recruit strong and experienced talent has become increasingly important. After careful consideration, the Company determined that with his expertise and ability to immediately have an impact on Company performance, Mr. Leighton was particularly well-suited for the Company’s current growth trajectory and business strategy. Prior to joining the Company, Mr. Leighton served as a senior executive at a prominent and well-known company. In structuring Mr. Leighton’s compensation package, we were cognizant of the need to entice him to join the Company, which required him to relocate his family and forfeit significant cash compensation from his then current employer that he would have otherwise been entitled to if he had continued employment. Additionally, we focused on ensuring that Mr. Leighton’s incentive-based awards properly align his interests with those of our shareholders. The Company also considered its new pay structure, as described generally above, in determining the appropriate levels for his salary and incentive compensation components. Mr. Leighton also entered into a Separation Agreement and a Change of Control Agreement with the Company in a form substantially similar to those executed by each of our other named executive officers, as described more fully under “Change-in-Control and Severance Payments.” Entry into the Change of Control and Separation Agreements was viewed as necessary to protect Mr. Leighton in the same manner as our other executive officers, given the growing complexity of our operations and in recognition of the potential tax consequences of a change of control because of the nature of the large upfront (instead of incremental) equity awards.

Equity Incentives Granted in 2013

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. We maintain our stock plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees. Since 2007, the Compensation Committee’s philosophy regarding long-term equity grants has been that more substantial infrequent grants better incentivize executives to increase stockholder value over the long term than do annual regular grants. Therefore, the only named executive officer to receive any equity awards in 2013 was Mr. Leighton, in connection with his joining the Company as COO. Mr. Leighton received a grant of 250,000 stock options on October 7, 2013 which vest annually over four years. In addition, Mr. Leighton was promised additional grants of 150,000 stock options and 110,000 restricted stock units, in each case, once additional shares became available under the Company’s equity plan, provided that Mr. Leighton was still employed on such date. These stock options and restricted stock units were each granted on January 15, 2014. Together these awards constitute an equity grant level that is generally consistent with past practice for the executive’s position and duties.

From time to time, the Company also utilizes equity and equity-based compensation as part of the compensation packages for recruiting new hires and retaining the expertise of executives employed by companies that we are acquiring. The Company maintains an inducement equity plan under which these types of awards are granted. In 2013, the number of shares authorized for issuance under our inducement plan was increased by 2,000,000 shares.

2014 Long-Term Cash Incentive Bonus Program

In March 2014, the Board and the Compensation Committee approved a long-term incentive bonus award under the Incentive Program for Mr. Hughes (the “CEO LTIP”), which provides Mr. Hughes with the opportunity to receive a maximum payment of $3,000,000 if the Company meets a series of three performance hurdles over a four year period beginning January 1, 2014. The Company set three increasingly ambitious performance targets under the CEO LTIP based on the metric of adjusted EBITDA as a percentage of net sales. Under the CEO LTIP, if during the four-year performance period the first adjusted EBITDA as a percentage of net sales goal is met, Mr. Hughes will be entitled to receive $500,000, if the second higher performance hurdle is met he is entitled to receive $1,000,000 and if the last and highest performance hurdle is met, he is entitled to receive $1,500,000. In addition to these performance hurdles, to be eligible to receive an award under the CEO LTIP, certain gating items must be met, including 15% organic growth in net sales (excluding the impact of any acquisitions) and achieving certain minimum percentages of adjusted EBITDA to net sales for each calendar quarter of any calculation period. For each payment, assuming the gating item thresholds are met, if the relevant performance hurdle is achieved, 50% of the bonus amount will be paid upon achievement of the performance target, 25% of the bonus amount will be paid upon maintaining that adjusted EBITDA as a percentage of net sales level for another four quarters, and 25% will be paid upon maintaining the adjusted EBITDA as a percentage of net sales level for yet another four quarters. Therefore, for each hurdle achieved, payment will be made over a period of at least three years, subject to the relevant EBITDA as a percentage of net sales numbers and additional gate metrics being maintained over the entire vesting period.

Change-in-Control and Severance Payments

Change of Control Agreements

Each of our NEOs has a change of control agreement. The Company believes these change of control agreements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change of control agreements are reviewed annually for compliance with law and market practices.

Our change of control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested equity awards) are made upon a change of control unless the executive’s employment is terminated other than for “cause” or with “good reason” within 24 months following a change of control. The executive would also be entitled to such benefits if he was terminated involuntarily (without cause) within six months prior to a change of control. We believe this structure strikes a balance between the incentives and the hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

Please refer to the section entitled “Potential Payments Upon a Termination or Change-In-Control” for a complete description of the change of control agreements.

Change of Control/Severance Provisions in Equity Award Agreements

In accordance with our standard form of award agreements, outstanding equity awards would immediately vest upon a change of control (with or without the employee being terminated) for each of our NEOs and all other employees and directors receiving stock options. The Compensation Committee believes that these arrangements were necessary to attract and retain our high level employees because other companies typically offer such arrangements as standard practice and in order to be competitive, we also need to offer this arrangement.

Of the equity awards that are currently unvested, each of (i) the RSUs granted to each of Messrs. Dray and Matar in 2012, and (ii) the RSUs granted to Mr. Leighton in 2014 provide for accelerated vesting not only upon death or disability as do all our currently outstanding equity awards, but also upon an involuntary termination without “cause” or a termination for “good reason.”

Severance Agreements

In focusing on the importance of retention in the context of the Compensation Committee’s overall review of executive compensation, the Compensation Committee entered into severance agreements with Messrs. Hughes, Dray and Matar effective as of January 1, 2012, with Ms. Sacco effective as of July 2, 2012, with Mr. McIntyre effective as of September 1, 2012 and with Mr. Leighton effective as of October 7, 2013. The Compensation Committee designed the equity grants and these agreements with the goal of aligning the incentives of the Company’s senior management team with those of the Company’s stockholders and retaining the services of the senior management team. These severance agreements provide for the same benefits as our change of control agreements (other than the 280G tax gross-up) in the event that the executive is terminated involuntarily (other than for “cause”) or voluntarily with “good reason” at any time during the next four years. In no event shall the executive be entitled to severance benefits under both his change of control agreement and his severance agreement. In consideration of such severance benefits, our NEOs would also be subject to certain non-competition and non-solicitation restrictions in the event of a termination for any reason during a two-year period for Messrs. Hughes and Leighton, during an 18-month period for each of Messrs. Dray and Matar and Ms. Sacco and during a 12-month period for Mr. McIntyre. The loss of any key employees would have a significant impact on the Company’s ability to achieve its growth strategy. We believe these arrangements recognize the importance of retaining our key employees and provide sufficient incentives and protection for our executive officers, while also providing the Company with important additional protections.

Please refer to the section entitled “Potential Payments Upon a Termination or Change-In-Control” for a complete description of the severance agreements.

Mr. Dray’s Separation

Mr. Dray ceased to be an executive officer of the Company during 2013 and subsequently terminated employment with the Company effective as of January 13, 2014. In connection with his departure, Mr. Dray entered into a Separation Agreement with the Company which provided him with the payments and benefits to which he was generally entitled under his Severance Agreement.

Retirement: 401(k) and Profit-Sharing Plan

To provide employees, including our NEOs, with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar-for-dollar employee contributions up to a maximum of 5% of an employee’s cash compensation. Our predecessor company (GFA Brands) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2013, four of our NEOs participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows NEOs to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of his or her salary, bonus and other specified compensation (if any). Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans. In 2013, none of our executive officers made contributions to the deferred compensation plan.

Policy Regarding Recoupment of Compensation

The Stock Plan requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. The Compensation Committee believes this provision is appropriate to avoid rewarding employees who engage in inappropriate behavior.

In addition, in March 2012, our Board adopted a recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct. When final regulations with respect to recoupment policies are promulgated under the Dodd-Frank Act, we will revisit this policy and amend it as required by such final regulations.

Stock Ownership Guidelines

To further align the interests of our directors and executive officers and with the interests of our stockholders, the Board has adopted stock ownership guidelines under which each of our executive officers are required to maintain, within four years of becoming subject to the policy, vested equity holdings with a value equal to at least, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary. Each of our named executive officers who was serving is such position at the time the policy was adopted in March 2012 is currently on track and anticipated to be in compliance as of December 31, 2015.

No Hedging

All employees, including our executive officers, are prohibited from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation paid to a company’s chief executive officer and the next three highest paid officers (excluding the chief financial officer) over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The Compensation Committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m) of the Code. Additionally, our Stock Plan, which was approved by our stockholders on January 21, 2010, and the Incentive Program, which was approved by our stockholders on May 12, 2010, were designed to enable (but not require) the Compensation Committee to make future awards qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

We have structured our annual cash incentive awards under the Incentive Program and all of our stock options with the belief that these awards and grants meet the exception to this limitation for “performance-based compensation,” as defined in Section 162(m) of the Code, so that these amounts should be fully deductible for income tax purposes. In 2013, certain amounts payable to Mr. Matar associated with the time-based restricted stock units that vested on December 31, 2013, as well as amounts associated with the sign-on bonus payable to Mr. Leighton, were not deductible under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

Gerald J. Laber
James. E. Lewis
Thomas K. McInerney

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer, chief operating officer, chief financial officer, executive vice president, general counsel and corporate secretary, executive vice president/general manager, Natural Brands and our former chief innovation officer for the fiscal years ended December 31, 2011, 2012 and 2013. We refer to these individuals as our “named executive officers” or our “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Stephen B. Hughes	2013	$765,750	$200,000	(5)	—	—	$689,175	—	—	$1,654,925
Chairman and CEO	2012	$721,000	—		$3,238,650	$2,344,450	$836,360	—	—	$7,140,460
	2011	$710,500	—		—		$721,000	—	—	$1,431,500
James B. Leighton	2013	$251,889	$1,000,000	(5)	—	$2,105,000	$108,000	—	$23,412	$3,488,301
Chief Operating Officer(6)
Christine Sacco	2013	$362,500	—		—	—	$190,025	—	$12,750	$565,275
Chief Financial	2012	$300,000	—		—	$1,073,858	$162,690	—	$27,001	$1,563,549
Officer
Norman Matar	2013	$402,188	—		—	—	$211,359	—	$12,750	626,297
Executive Vice	2012	$386,250	—		$1,052,000	—	$224,025	—	$22,856	$1,685,131
President, General	2011	$380,625	$227,500		—	—	$193,125	—	$10,156	$811,406
Counsel and Corporate
Secretary
TJ McIntyre	2013	$275,000	—		—	—	$123,750	—	$12,750	$411,500
Executive Vice
President/General
Manager, Natural
Brands
Peter Dray	2013	$420,000	—		—	—	$147,600	—	$12,750	$580,350
Former Chief	2012	$410,000	—		$1,052,000	—	$358,900	—	$17,861	$1,838,761
Innovation Officer(7)	2011	$380,625	$35,000		—	—	$193,125	—	$11,063	$619,813

(1)	The amounts in this column represent the grant date fair value of the RSU awards calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation).
(2)	The amounts in this column represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2013 consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation). The fair value of stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.
(3)	Each executive was paid at 90% of his or her target bonus amount (pro rated in the case of Mr. Leighton), calculated as the sum of (a) the executive’s salary and target bonus percentage that was in effect as of January 1, 2013 for the bonus amount applicable to the first three quarters, and (b) the executive’s salary and target bonus percentage, effective as of October 1, 2013, for the bonus amount applicable to the 4th quarter.
(4)	Amounts in 2013 for each of Ms. Sacco, Mr. Matar, Mr. McIntyre and Mr. Dray consist of $12,750 attributable to the Company’s matching 401(k) contribution. The amount for Mr. Leighton represents payment of certain relocation expenses pursuant to his offer letter.
(5)	These amounts represent a discretionary merit-based bonus to Mr. Hughes and the first payment of Mr. Leighton’s sign-on bonus (the second payment was made in January 2014).
(6)	Mr. Leighton was appointed our Chief Operating Officer effective as of October 7, 2013. He previously served as a director of the Company. The amounts reported in the applicable columns include information for compensation Mr. Leighton received in his service as a director in 2013.
(7)	Mr. Dray no longer served as an executive officer as of December 31, 2013 and ceased being an employee of the Company on January 13, 2014.

Grants of Plan-Based Awards in 2013

The Company’s cash incentive bonus program pursuant to the Incentive Program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success in meeting or exceeding net sales and adjusted EBITDA to ensure that top line growth is also profitable growth. We also maintain the Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees. For more information about our Incentive Program and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement. The table below displays the grants of plan based awards made to our NEOs in 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units	All Other Option Awards:	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)		Number of Securities Underlying Options (#)
Stephen B. Hughes		$0	765,750	1,531,500		—	—	—
James B. Leighton	10/7/2013	—	—	—		250,000	$15.91	$2,105,000
		$0	120,000	240,000		—	—	—
Christine Sacco		$0	211,250	422,500		—	—	—
Norman Matar		$0	234,844	469,688		—	—	—
TJ McIntyre		$0	137,000	275,000		—	—	—
Peter Dray		$0	336,000	652,000		—	—	—

(1)	Represents threshold, target and maximum possible payouts for 2013 under the base plan and supplemental plan pursuant to the Incentive Program.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth the outstanding equity awards held by our NEOs at December 31, 2013.

	Options							RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned units that have not vested (#)		Equity Incentive plan awards: Market or payout value of unearned units that have not vested ($)
Stephen B. Hughes	750,000	0		750,000	(1)(2)	$9.85	5/21/17
	750,000	0		0		$5.26	1/3/22
James B. Leighton		250,000	(3)	0		$15.91	10/7/23
	45,000	0		0		$7.69	8/7/18
	90,000	0		0		$9.00	8/14/17
								10,000	(4)	$158,600
Christine Sacco	25,000	75,000	(5)	0		$12.24	10/8/22
	44,326	132,979	(6)	0		$5.26	1/3/22
	36,348	36,347	(7)	0		$4.60	1/21/18
	37,500	12,500	(8)	0		$4.33	12/31/20
Norman Matar	112,500	37,500	(9)	0		$6.90	5/3/20
	300,000	0		300,000	(1)	9.58	1/7/18
								100,000	(12)	$1,586,000
TJ McIntyre	12,500	37,500	(5)	0		12.24	10/8/22
	12,500	37,500	(10)	0		6.65	4/2/22
	37,500	12,500	(8)	0		4.33	12/31/20
	22,500	7,500	(9)	0		6.90	5/3/20
	50,000	0		0		5.83	10/12/19
Peter Dray	112,500	37,500	(9)	0		6.90	5/3/20
	56,250	18,750	(11)	75,000	(1)	9.85	2/1/20
	25,000	0		25,000	(1)	8.31	4/1/18
	200,000	0		200,000	(1)	9.85	5/21/17
								100,000	(12)	$1,586,000

(1)	50% of the options will vest, if at all, when the Company’s common stock price closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s common stock price closes at or above $20.25 for 20 out of 30 consecutive trading days.
(2)	Mr. Hughes transferred 425,000 options to Sunset Oasis Limited Partnership (the “Limited Partnership”), a Delaware limited partnership of which Mr. Hughes was then the sole limited partner. 1% of these options were transferred as a capital contribution to Hughes Enterprises, LLC (the “General Partner”), a Delaware limited liability company which is the general partner of the Limited Partnership and then by the General Partner as a capital contribution to the Limited Partnership. Mr. Hughes was the sole member of the General Partner at that time. Mr. Hughes then transferred 100% of his interests in the Limited Partnership by assigning as gifts (i) all rights in the General Partner to a sibling and (ii) all of his Limited Partnership interests to his three children and his three siblings in varying percentages.
(3)	The options are subject to time vesting in equal installments over the remaining four-year period on each of October 7, 2014, 2015, 2016 and 2017.
(4)	Represents (a) 7,500 RSUs that are subject to time vesting in equal installments over the remaining three-year period on each of June 28, 2014, 2015 and 2016; and (b) 2,500 RSUs that are subject to time vesting in equal installments over the remaining two-year period on each of December 5, 2014 and 2015.
(5)	The options are subject to time vesting in equal installments over the remaining three-year period on each of October 8, 2014, 2015 and 2016.
(6)	The options are subject to time vesting in equal installments over the remaining three-year period on each of January 3, 2014, 2015 and 2016.

(7)	The options are subject to time vesting in equal installments over the remaining two-year period on each of March 23, 2014 and 2015. These options were issued as replacement options pursuant to the Company’s option exchange program in 2011.
(8)	The options are subject to time vesting, with the last installment scheduled to vest on December 31, 2014.
(9)	The options are subject to time vesting, with the last installment scheduled to vest on May 3, 2014.
(10)	The options are subject to time vesting in equal installments over the remaining three-year period on each of April 2, 2014, 2015 and 2016.
(11)	The options are subject to time vesting, with the last installment scheduled to vest on February 1, 2014.
(12)	The RSUs are subject to time vesting and are scheduled to vest on December 31, 2015.

Option Exercises and Stock Vested Table

The following table provides information about stock options that were exercised, if any, and RSUs that vested, if any, during 2013.

	Option Awards		RSUs
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen B. Hughes			250,000	(1)	4,010,000
James B. Leighton			1,250	(2)	19,050
			2,500		30,125
Christine Sacco			—		—

Norman Matar			100,000	(3)	1,586,000
TJ McIntyre			—		—
Peter Dray			100,000	(4)	1,586,000

(1)	The RSUs vested when the Company’s common stock price closed at or above $16 for 20 out of 30 consecutive trading days. 107,236 of these shares were withheld by the Company to satisfy tax withholding obligations in connection with the settlement, such that Mr. Hughes actually received 142,764 shares and realized $2,289,935 on vesting.
(2)	583 of these shares were withheld by the company to satisfy tax withholding obligations in connection with the settlement, such that Mr. Leighton actually received 667 shares and realized $10,165 on vesting.
(3)	34,718 of these shares were withheld by the company to satisfy tax withholding obligations in connection with the settlement, such that Mr. Matar actually received 65,282 shares and realized $1,035,373 on vesting.
(4)	42,398 of these shares were withheld by the company to satisfy tax withholding obligations in connection with the settlement, such that Mr. Dray actually received 57,602 shares and realized $913,568 on vesting.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax-deferred savings and retirement plan managed by a third-party investment bank that provides the participant with various investment options in the market. The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. Distributions from the plan may be made to the employees upon termination from service, for hardship, upon retirement or death and under limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our NEOs at December 31, 2013.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes	—	—	—	—	—
James B. Leighton	—	—	—	—	—
Christine Sacco	—	—	—	—	—
Norman Matar	—	—	—	—	—
TJ McIntyre	—	—	—	—	—
Peter Dray	$157,004		150,514		$940,706

(1)	The executive’s contributions are included in the executive’s 2013 base salary in the Summary Compensation Table. $695,059 of the total amount included above represents employee contributions reportable in prior years’ Summary Compensation Tables.

Potential Payments Upon Termination or a Change-In-Control

Payments Upon a Change of Control

The Company’s standard form of stock option award agreement and standard form of restricted stock unit agreement provide that all unvested stock options and restricted stock units will immediately vest upon a change of control (as defined in the Stock Plan and as described below). The 2012 equity grants to our chief executive officer are subject to an additional hurdle, such that they will vest upon a change of control only if the total consideration in connection with such change of control values a share of Company common stock equal to no less than $8 per share.

In addition, pursuant to the Incentive Program, each of the NEOs would receive a payment upon a change of control in respect of his or her bonus in an amount equal to the greatest of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs and (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs, in each case, reduced by the amount paid for the first half of the year. In addition, any bonus opportunity subject to the Prior Year Holdback would immediately be deemed earned and payable.

Payments Upon Termination

Change of Control Agreements

We have entered into a change of control agreement with each of the NEOs, including Mr. Leighton. The agreements were revised in August 2008 to better align the agreements with the interests of stockholders and again effective March 27, 2010 to bring these existing agreements into compliance with Sections 162(m) and 409A of the Code. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a specified percentage of base salary and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. For 2013, the percentage of base salary to which the executive would be entitled is equal to 100% for Mr. Hughes, 80% for Mr. Leighton, and 50% for Ms. Sacco, Mr. Matar and Mr. McIntyre, which are the annual bonus target percentages applicable to each executive under the terms of his or her change in control agreement with respect to 2013. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or the executive’s separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination; (ii) an amount equal to, in the case of Messrs. Hughes and Leighton, two times the sum of base salary plus a Bonus Amount (as defined below) or, in the case of Mr. Dray, Mr. Matar, and Ms. Sacco, 1.5 times the sum of base salary plus a Bonus Amount or, in the case of Mr. McIntyre, 1.0 times the sum of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined under the change of control agreements as the greatest of (i) a specified percentage of the executive’s base salary as set forth in the change of control agreement (described in the paragraph above); (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs; and (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage. The executive would also be entitled to such benefits if he were terminated involuntarily (other than for cause) within six months prior to a change of control.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000. This “gross-up” provision has always been included in the change of control agreements, which have not been altered in any material way since 2008.

“Cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence or willful or reckless misconduct or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

“Good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i)	any material diminution of the executive’s authority, duties or responsibilities;
(ii)	any material diminution in the authority, duties or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than to the board of directors;
(iii)	a material diminution of the executive’s base compensation;
(iv)	a material diminution in the budget over which the executive retains authority;
(v)	a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; and
(vi)	any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

“Change of control” means the occurrence of any of the following events with respect to the Company:

(i)	any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)	any person acquires, during the 12-month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;
(iii)	a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or
(iv)	any person, during the 12-month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

Severance Agreements

The Company has also entered into severance agreements with each of the NEOs that provide generally the same benefits in the event of the executive’s termination without “cause” or for “good reason” at any time during the next four years, regardless of whether or not there is a change of control. The severance benefits that the executive will be entitled to receive would include generally (a) a lump sum payment in an amount equal to, in the case of Mr. Hughes and Mr. Leighton, two times the sum of his base salary then in effect plus the Bonus Amount, or, in the case of Mr. Dray, Mr. Matar and Ms. Sacco, 1.5 times the sum of his or her base salary then in effect plus the Bonus Amount or, in the case of Mr. McIntyre, 1.0 times the sum of his base salary then in effect plus the Bonus Amount, and (b) reimbursement for premiums for COBRA coverage for a maximum of eighteen months. The executive would not generally be entitled to these severance benefits in the event that the executive is entitled to benefits under his change of control agreement (and in no event shall the executive be entitled to severance benefits under both agreements). The definitions of “cause,” “good reason” and “Bonus Amount” are substantially the same in the severance agreements as in the change of control agreements. The severance agreements also provide for the same benefits as the change of control agreements in the case of termination due to death or disability.

Equity Awards

In addition, (i) the stock options granted to Mr. Hughes in 2012 and to Mr. Leighton in 2013, and (ii) the RSUs granted to each of Mr. Dray and Mr. Matar, each provide for accelerated vesting not only upon death or disability, as do all our currently outstanding equity awards, but also upon a termination without “cause” or a termination for “good reason.” The definitions of “cause” and “good reason” are substantially the same as in the change of control agreements. In the event of a change of control or an involuntary termination, the value of any of the RSU awards to which Mr. Leighton became entitled under the terms of his offer letter that had not already been granted at the time of that event would have been paid to Mr. Leighton in cash, with each RSU representing the fair market value of one share of Company stock. These RSU awards were granted to Mr. Leighton in January 2014 and therefore this provision is no longer relevant; however, a payment is included in the tables below based on the assumption that a triggering event occurred on December 31, 2013, prior to the granting of the awards.

The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2013 and, where applicable, the change of control also occurred on December 31, 2013 at a deal price equal to $15.86, the fair market value of a share of the Company’s common stock on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive:

Name	Base Salary Multiple	Base Salary X Multiple ($)	Bonus Amount(1) X Multiple ($)	Pro-Rata Bonus(2)	COBRA Benefits(3) ($)	Equity Acceleration ($)(4)	Tax Gross-Up ($)	Total ($)
	Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes	—	—	—	—	—	—	—	—
James B. Leighton	—	—	—	—	—	—	—	—
Christine Sacco	—	—	—	—	—	—	—	—
Norman Matar	—	—	—	—	—	—	—	—
TJ McIntyre	—	—	—	—	—	—	—	—
Peter Dray	—	—	—	—	—	—	—	—
	Death or Disability:
Stephen B. Hughes	—	—	$900,000	—	$43,067	$4,507,500	—	$5,450,567
James B. Leighton	—	—	$480,000	—	$23.472	$1,772,262	—	$2,275,734
Christine Sacco	—	—	$200,000	—	$27,873	$281,765	—	$509,638
Norman Matar	—	—	$225,000	—	$29,315	$2,272,040	—	$2,526,355
TJ McIntyre	—	—	$137,500	—	$23,544	$101,367	—	$262,411
Peter Dray(5)	—	—	$328,000	—	22,464	$2,198,946	—	$2,549,410
	Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,800,000	$1,800,000	—	$43,067	$4,507,500	—	$8,150,567
James B. Leighton	(2.0x)	$1,200,000	$960,000	—	$23,472	$1,772,262	—	$3,955,734
Christine Sacco	(1.5x)	$600,000	$300,000	—	$27,873	$0	—	$927,873
Norman Matar	(1.5x)	$675,000	$337,500	—	$29,315	$374,260	—	$1,416,075
TJ McIntyre	(1.0x)	$275,000	$137,500	—	$23,544	$0	—	$436,044
Peter Dray(5)	(1.5x)	$615,500	$492,000	—	$23,464	$374,260	—	$1,503,724
	Termination Without Cause or by the Executive for Good Reason in connection with a Change of Control:
Stephen B. Hughes	(2.0x)	$1,800,000	$1,800,000	441,300	$43,067	$4,507,500	3,455,435	$12,047,302
James B. Leighton	(2.0x)	$1,200,000	$960,000	132,500	$23,472	$1,772,262	2,051,809	$6,140,042
Christine Sacco	(1.5x)	$600,000	$300,000	147,938	$27,873	$281,765	515,331	$1,591,142
Norman Matar	(1.5x)	$675,000	$337,500	120,000	$29,315	$2,272,040	1,480,564	$3,016,639
TJ McIntyre	(1.0x)	$275,000	$137,500	100,625	$23,544	$101,367	—	$511,669
Peter Dray(5)	(1.5x)	$615,000	$492,000	188,400	$22,464	$2,198,946	1,324,121	$3,015,186

(1)	The Bonus Amount for each executive as of December 31, 2013 is the product of the relevant percentage of the executive’s base salary as applicable to his or her severance or change in control agreement, as relevant, and such executive’s annual base salary as of December 31, 2013.
(2)	Assuming a change of control occurred on December 31, 2013, pursuant to the terms of the Incentive Program, each of the NEOs would have received the remainder of his or her full 2013 target bonus (i.e the full year target bonus, less any actual interim bonus amounts paid for the first half of the year).
(3)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2013.
(4)	Values attributable to the acceleration of unvested options and RSUs based on a share price of $15.86, including, for Mr. Leighton, the payment of cash in lieu of RSUs to which he was entitled to be granted under the terms of his offer letter but had not been granted prior to December 31, 2013.
(5)	Peter Dray’s employment with the Company terminated on January 13, 2014.

Director Compensation for 2013

For 2013, we paid the following fees to our non-employee directors: (i) an annual retainer of $60,000 to each of our non-employee directors; (ii) an additional annual retainer of $15,000 to the non-employee directors who chair our compensation, finance and governance committees and an additional annual retainer of $20,000 to the chairman of our audit committee; (iii) an additional $35,000 to our lead director; and (iv) an annual retainer of $10,000 for members (other than the chairman) of the compensation, finance, and audit committees and an annual retainer of $7,500 for members (other than the chairman) of the governance committee. All retainer fees are pro-rated for non-employee directors serving less than an entire year.

In addition, in September 2013, our Compensation Committee awarded grants of 10,000 RSUs to each of our non-employee directors. All of the RSUs vest in four equal installments over a four-year period on each of the next four anniversaries of the grant date. In order for these awards to vest, the director must be in continuous service as a director of the Company, provided, however, that such RSUs shall vest immediately upon a change of control or upon the director’s death or disability. Each RSU shall be settled in one share of Company common stock upon vesting.

The following table summarizes the compensation paid to our directors in 2013. Please refer to the preceding tables for compensation paid to our executive officers who are also a directors as of the end of the 2013.

Name	Fees Paid in Cash ($)	RSU Awards ($)(1)	All Other Compensation ($)	Total ($)
Benjamin D. Chereskin(2)	$15,000	$159,000	—	$174,000
William E. Hooper(3)	$407,651	—	—	$407,651
R. Dean Hollis	$79,528	$162,300	—	$241,828
Gerald J. “Bud” Laber	$102,500	$162,300	—	$264,800
James E. Lewis	$77,722	$162,300	—	$240,022
Thomas K. McInerney	$89,708	$162,300	—	$252,008

(1)	The amounts represent the grant date fair value for each RSU granted on 9/23/2013 with respect to Mr. Hollis, Mr. Laber, Mr. Lewis and Mr. McInerney and on 10/7/2013 with respect to Mr. Chereskin, calculated in each case in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation).
(2)	Benjamin D. Chereskin became a director in October 2013.
(3)	William E. Hooper, one of our directors in 2013, is also our employee. Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2013, including payment under the Incentive Program. Mr. Hooper, as an employee-director in 2013, was not entitled to the payment of a board retainer or payments for board or committee meetings attended in 2013.

The following table shows the number of stock options and RSUs held by each director (other than Mr. Hughes and Mr. Leighton) as of December 31, 2013:

	Option Awards						RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of RSUs		Market Value of RSUs
Benjamin D. Chereskin	—	—	—		—	—	10,000		$158,600
William E. Hooper	75,000	0	—		$6.53	11/07/18	—		—
	—	—	75,000	(1)	$6.53	11/07/18	—		—
	150,000	0	—		$9.85	5/21/17	—		—
	—	—	150,000	(1)	$9.85	5/21/17	—		—
	__	—	—		—	—	100,000		$1,586,000	(2)
R. Dean Hollis	__	—	—		—	—	10,000	(3)	$158,600
	__	—	—		—	—	7,500	(4)	$118,950
	__	—	—		—	—	12,500	(5)	$198,250
Gerald J. “Bud” Laber	45,000	0	—		$7.69	8/07/18	—		—
	90,000	0	—		$9.85	5/21/17	—		—
	__	—	—		—	—	10,000	(3)	$158,600
	__	—	—		—	—	7,500	(4)	$118,950
	__	—	—		—	—	2,500	(5)	$39,650
James E. Lewis	45,000	0	—		$7.69	8/07/18	—		—
	90,000	0	—		$9.85	5/21/17	—		—
	__	—	—		—	—	10,000	(3)	$158,600
	__	—	—		—	—	7,500	(4)	$118,950
	__	—	—		—	—	2,500	(5)	$39,650
Thomas K. McInerney	__	—	—		—	—	10,000	(3)	$158,600
	—	—	—		—	—	7,500	(4)	$118,950
	__	—	—		—	—	12,500	(5)	$198,250

(1)	50% of the options will vest, if at all, when the Company’s common stock price closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s common stock price closes at or above $20.25 for 20 out of 30 consecutive trading days.
(2)	The RSUs are subject to time vesting, with the remaining installment vesting on December 31, 2015.
(3)	The RSUs are subject to time vesting in four equal installments on each of September 23, 2014, 2015, 2016 and 2017.
(4)	The RSUs are subject to time vesting in three equal installments over the remaining three-year period on each of June 28, 2014, 2015 and 2016.
(5)	The RSUs are subject to time vesting in equal installments over the remaining two-year period on each of September 28, 2014 and 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of the outstanding shares of our common stock are required by Section 16(a) of the Exchange Act and related regulations to file reports of their ownership of common stock with the SEC and to furnish us with copies of the reports. Based upon our review of these reports, the Company believes that all required filings for 2013 have been made in a timely manner.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2014 by:

•	each of our NEOs and directors;
•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and
•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of March 27, 2014, we had 60,791,979 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Stephen B. Hughes(1)(2)	3,214,915	5.2%
Peter Dray(1)(3)	396,900	*
Norman Matar(1)(4)	537,282	*
Christine Sacco(1)(5)	208,672	*
R. Dean Hollis(1)	25,000	*
Gerald J. “Bud” Laber(1)(6)	228,098	*
James B. Leighton(1)(7)	166,697	*
James E. Lewis(1)(8)	1,072,433	1.8%
Thomas K. McInerney(1)	29,250	*
Duane Primozich(1)(9)	105,064	*
TJ McIntyre(1)(10)	160,276	*
Benjamin D. Chereskin(1)	0	*
Adage Capital Partners, L.P.(11)	5,856,966	9.6%
PRIMECAP Management Company(12)	4,769,505	7.8%
Dimensional Fund Advisors LP(13)	4,121,996	6.8%
Mario Gabelli(14)	3,706,361	6.1%
BlackRock, Inc.(15)	3,479,172	5.7%
The Vanguard Group, Inc.(16)	3,409,765	5.6%
Columbia Wagner Asset Management, LLC(17)	3,317,700	5.5%
All directors and executive officers as a group (11 individuals)	5,747,687	9.0%

*	Less than 1%.
(1)	The business address of each of the noted individuals is 1600 Pearl Street, Suite 300, Boulder, Colorado 80302. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options held by that individual that are either currently exercisable or exercisable within 60 days from March 27, 2014 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Includes (i) 101,000 shares owned by Mr. Hughes’ spouse; (ii) 3,000 shares owned by Mr. Hughes’ son; and (iii) 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 1,500,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014 and excludes 325,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days. Beneficial ownership also excludes 425,000 stock options which Mr. Hughes transferred on November 16, 2012 to Sunset Oasis Limited Partnership (the “Sunset Limited Partnership”), a Delaware limited partnership of which Mr. Hughes was then the sole limited partner. 4,250 of these options were transferred as a capital contribution to Hughes Enterprises, LLC (the “Sunset General Partner”), a Delaware limited liability company which is the general partner of the Sunset Limited Partnership and then by the Sunset General Partner as a capital contribution to the Sunset Limited Partnership. Mr. Hughes was the sole member of the Sunset General Partner at that time. On November 19, 2012, Mr. Hughes transferred 100% of his interests in the Sunset Limited Partnership by assigning as gifts (x) all rights in the Sunset General Partner to a sibling and (y) all of his Sunset Limited Partnership interests to his three children and his three siblings in varying percentages. Of these 425,000 stock options that are excluded from Mr. Hughes beneficial ownership: (a) 50,000 stock options are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (b) 375,000 stock options are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes and his spouse have pledged 1,329,886 shares as security in connection with a loan and the three irrevocable trusts referenced above have pledged 239,265 shares as security in connection with three loans. These shares were pledged, and the underlying indebtedness incurred, to facilitate a significant personal investment made by Mr. Hughes in connection with the Company’s founding.
(3)	Beneficial ownership includes 393,750 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2013. Mr. Dray’s employment with the Company terminated on January 13, 2014. The information included in the table above reflects the information available to the Company regarding Mr. Dray’s stock ownership as of March 27, 2014.
(4)	Beneficial ownership includes 450,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(5)	Beneficial ownership includes 205,672 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014.
(6)	Beneficial ownership includes: (i) 19,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 16,000 shares held in Mr. Laber’s 401(k); and (iv) 135,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014.
(7)	Beneficial ownership includes 135,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014.
(8)	Beneficial ownership includes: (i) 560,919 shares owned by Mr. Lewis’s spouse, (ii) 159,511 shares owned by the Estate of Lee Anne Lewis, of which Mr. Lewis is the personal representative and beneficiary, as to which Mr. Lewis disclaims beneficial ownership except to the extent of his pecuniary interests therein, and (iii) 135,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014.
(9)	Beneficial ownership includes 105,064 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014.
(10)	Beneficial ownership includes 155,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014.
(11)	Information based on Schedule 13G/A filed on February 14, 2013 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston,

Massachusetts 02116. Each reporting person included in the Schedule 13G/A reported that, at December 31, 2012, it shared power to vote and shared power to direct the disposition with respect to all of these shares.
(12)	Information based on Schedule 13G/A filed on February 14, 2014 by PRIMECAP Management Company. The business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. PRIMECAP Management Company reported that, at December 31, 2013, it possessed sole power to vote with respect to 3,313,405 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.
(13)	Information based on Schedule 13G filed on February 10, 2014 by Dimensional Fund Advisors LP. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. PRIMECAP Management Company reported that, at December 31, 2013, it possessed sole power to vote with respect to 4,050,453 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.
(14)	Information based on Schedule 13D/A filed on June 29, 2012 by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli. The business address for these reporting persons is One Corporate Center, Rye, NY 10580. According to the Schedule 13D/A, at June 29, 2012, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 671,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 2,691,188 of these shares, sole power to direct the disposition with respect to 2,726,361 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) Gabelli Securities, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 13,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 296,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, and (v) GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares.
(15)	Information based on Schedule 13G/A filed on January 28, 2014 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reported that, at December 31, 2013, it possessed sole power to vote with respect to 3,313,547 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition with respect to all of these shares.
(16)	Information based on Schedule 13G/A filed on March 31, 2014 by The Vanguard Group, Inc. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. reported that, at December 31, 2013, it possessed sole power to vote with respect to 91,115 of these shares, shared power to vote with respect to none of these shares, sole power to direct the disposition with respect 3,324,650 of these shares, and shared power to direct the disposition with respect to 85,115 of these shares.
(17)	Information based on Schedule 13G/A filed on February 6, 2014 by Columbia Wagner Asset Management, LLC. The business address of Columbia Wagner Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Columbia Wagner Asset Management, LLC reported that, at December 31, 2013, it possessed sole power to vote and sole power to direct the disposition with respect to all of these shares.

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on executive compensation, as described below and in accordance with Section 14A of the Exchange Act.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Company utilizes its compensation system to attract, retain and motivate executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong performance and achievement in order to align the interest of management with our stockholders. Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace.

Base salary levels in the Company’s executive compensation system are guided by the individual’s job responsibilities, experience, value to the Company and demonstrated performance and are set with the aid of an independent compensation consultant. Pay and performance are linked through the use of annual and long-term incentives. The Company’s executive compensation program is closely administered and monitored by the Compensation Committee to link individual performance with compensation opportunities and to align the interests of the Company’s executives with those of our stockholders.

The Compensation Discussion and Analysis, beginning on Page 19 of this proxy statement, describes the Company’s executive compensation program. The board of directors requests that the Company’s stockholders approve the compensation of the Company’s named executive officers as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this resolution, commonly referred to as a “say-on-pay” vote, is not binding. However, the Compensation Committee and the board of directors values the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ABOVE RESOLUTION.

ITEM 3 — THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

On February 24, 2014, the audit committee determined to dismiss EKS&H, LLLP (“EKSH”), as the Company’s independent registered public accounting firm and notified EKSH of its dismissal. Such dismissal became effective February 27, 2014.

The reports of EKSH on the Company’s financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and through February 27, 2014, there were no disagreements with EKSH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EKSH, would have caused EKSH to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.

The Company requested that EKSH furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating that it agrees with the above statements. A copy of such letter dated February 27, 2014 is attached to the Form 8-K filed by the Company with the SEC on February 27, 2014.

The audit committee determined to engage Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm, effective February 27, 2014. This decision was made, in part, in response to feedback from shareholders and the expressed desire for the Company to engage a “big four” accounting firm given the Company’s size and growth. During the Company’s two most recent fiscal years and through February 27, 2014, the Company did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K of the SEC.

The board is seeking stockholder ratification of the audit committee’s selection of E&Y to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2014. This proposal is put before the stockholders because, although the stockholder vote is not binding on the audit committee, the audit committee and the board believe that it is good corporate practice to seek stockholder ratification of the audit committee’s appointment of the independent auditors. If the appointment of E&Y is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of E&Y is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by EKS&H LLLP for the years ended December 31, 2012 and 2013. The Company incurred no fees for professional services rendered by E&Y during 2012 and 2013.

	Year Ended
Fee Category	December 31, 2012	December 31, 2013
Audit fees	$324,250	$383,000
Audit-related fees	$10,500	$50,320
Tax fees	$2,500	$3,950
All other fees	—	—
Total fees	$337,250	$437,270

Audit Fees:  These fees include fees related to the audit of the Company’s annual financial statements for 2012 and 2013 and review of the Company’s quarterly financial statements for 2012 and 2013.

Audit-Related Fees:  Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards.

Tax Fees:  Tax fees include fees incurred in connection with tax advice and planning.

All audit, audit-related and tax services performed by EKS&H LLLP in 2012 and 2013 were pre-approved by the audit committee, which concluded that the provision of such services by EKS&H LLLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of EKS&H LLLP are expected to be present at the annual meeting and will be afforded an opportunity to make a statement if desired and are expected to be available to respond to questions.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for 2013, EKS&H LLLP, are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the year ended December 31, 2013. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Boulder Brands’ audited financial statements in its annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Sincerely,

James E. Lewis
R. Dean Hollis
Gerald J. Laber

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by a company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Boulder Brands’ proxy statement and form of proxy relating to the 2014 annual meeting, a written copy of their notice must be received at our principal executive offices, in the form set forth below, no later than December 8, 2015. In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting pursuant to Rule 14a-8, stockholders must provide notice as required by, and otherwise comply with the requirements of, Rule 14a-8.

A stockholder wishing to present a proposal for a vote at our annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must deliver timely notice of such intention in proper written form to the corporate secretary. Under our bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Proposals that stockholders wish to present for a vote at our 2015 annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must be received no earlier than January 22, 2015 and no later than February 21, 2015. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely. To be in proper form, a stockholder’s notice must be in writing and include all of the information required by our bylaws.

Stockholders wishing to submit names of potential candidates for consideration by our Governance and Nominating Committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Governance and Nominating Committee for Potential Director Nominees.” Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 22, 2014

A copy of our annual report for the year ended December 31, 2013 accompanies this proxy statement. This proxy statement and our annual report to stockholders are also available online at: www.proxyvote.com. A stockholder who would like to obtain an additional copy of this proxy statement or the 2012 annual report may obtain one by e-mailing investor@boulderbrands.com or downloading a copy at www.proxyvote.com. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at 1600 Pearl Street, Suite 300, Boulder, Colorado 80302 or (ii) contact Carole Buyers at 303-652-0521, extension 152.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

Appendix A

GAAP Reconciliation

The table below provides a reconciliation of GAAP operating income to adjusted EBITDA, a non-GAAP measure.

	$ in Millions
	Year ended December 31, 2013	Year ended December 31, 2012
Operating Income (loss)	$44.90	$22.80
Add back certain items affecting operating income:
Purchase accounting adjustment	—	.90
Restructuring, acquisition and integration-related costs	5.90	7.70
Relocation charge	1.50	—
Non-GAAP Operating income	52.30	16.10
Add back non-cash and other items affecting operating income:
Depreciation and amortization	18.80	13.40
Stock-based compensation expense	9.00	11.50
Subtotal	$80.10	$56.30
Add other income (expense), net	(1.30)	0.20
Adjusted EBITDA (as reported)	$78.80	$56.50

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71244-P49324 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BOULDER BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the directors nominated by the Board of Directors to serve a three-year term and until their successors have been elected and qualified

Nominees:

01) Benjamin D. Chereskin
02) Gerald J. Laber
03) James B. Leighton

		For	Against	Abstain
2.	Proposal to approve, on an advisory basis, our named executive officer compensation	☐	☐	☐
3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2 and 3.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M71245-P49324

BOULDER BRANDS, INC.
Annual Meeting of Stockholders
May 22, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The Stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Stephen B. Hughes and Norman Matar, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the Stockholder(s) would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders at Boulder Brands, Inc. to be held on Thursday, May 22, 2014, and at any adjournments or postponements thereof, as indicated on the reverse side of this Proxy Card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side